As filed with the Securities and Exchange Commission on May 4, 2005
Registration No. 333-124330

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIN TELEVISION CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation or organization)
4833
(Primary Standard Industrial
Classification Number)
13-3581627
(I.R.S. Employer
Identification Number)
Gary R. Chapman
Chief Executive Officer
LIN TV Corp.
Four Richmond Square, Suite 200
Providence, Rhode Island 02906
(401) 454-2880
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

With a copy to:
Thomas S. Ward, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     LIN TV Corp. and each of the following direct and indirect subsidiaries of LIN Television Corporation are Co-Registrant Guarantors:

	State or Other
	Jurisdiction of	Primary Standard	I.R.S. Employer
Exact Name of Co-Registrant Guarantor	Incorporation or	Industrial	Identification
as Specified in its Charter	Organization	Classification Number	Number

LIN TV Corp.	Delaware	4833	05-0501252
Airwaves, Inc.	Delaware	4833	05-0487757
Indiana Broadcasting, LLC	Delaware	4833	05-0496718
KXAN, Inc.	Delaware	4833	13-2670260
KXTX Holdings, Inc.	Delaware	4833	05-0481599
LIN Airtime, LLC	Delaware	4833	52-2258751
LIN Sports, Inc.	Delaware	4833	05-0487756
LIN Television of San Juan, Inc.	Delaware	4833	52-2189666
LIN Television of Texas, Inc.	Delaware	4833	05-0481602
LIN Television of Texas, LP	Delaware	4833	05-0481606
Linbenco, Inc.	Delaware	4833	05-0487755
North Texas Broadcasting Corporation	Delaware	4833	13-2740621
Primeland Television, Inc.	Delaware	4833	37-1023233
Providence Broadcasting, LLC	Delaware	4833	52-2291972
Televicentro of Puerto Rico, LLC	Delaware	4833	52-2188462
TVL Broadcasting, Inc.	Delaware	4833	75-2676358
TVL Broadcasting of Rhode Island, LLC	Delaware	4833	52-2368799
WAPA America, INC	Delaware	4833	11-3726305
WAVY Broadcasting, LLC	Delaware	4833	05-0496719
WDTN Broadcasting, LLC	Delaware	4833	52-2368795
WIVB Broadcasting, LLC	Delaware	4833	05-0496720
WNJX-TV, Inc.	Delaware	4833	38-2570820
WOOD License Co., LLC	Delaware	4833	05-0496721
WOOD Television, Inc.	Delaware	4833	06-1506282
WTNH Broadcasting, Inc.	Delaware	4833	05-0481600
WUPW Broadcasting, LLC	Delaware	4833	52-2368784
WWHO Broadcasting, LLC	Delaware	4833	05-0615511
WWLP Broadcasting, LLC	Delaware	4833	52-7115298

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2005
PROSPECTUS
$175,000,000
LIN Television Corporation
6 1/2% Senior Subordinated Notes Due 2013
       We are offering to exchange 6 1/2% senior subordinated notes due 2013 that we have registered under the Securities Act of 1933 for all of our outstanding unregistered 6 1/2% senior subordinated notes due 2013. We refer to these registered notes as the new notes and all outstanding unregistered 6 1/2% senior subordinated notes due 2013 as the old notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed, jointly and severally, by substantially all of our domestic subsidiaries. The new notes will not be listed on any national securities exchange. Currently, there is no public market for the old notes.
The Exchange Offer

•	We will exchange an equal principal amount of new notes that are freely tradeable for all old notes that are validly tendered and not validly withdrawn.

•	You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is subject to the satisfaction of limited, customary conditions.

•	The exchange offer expires at 5:00 p.m., Eastern time, on Thursday, June 9, 2005, unless extended.

•	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.
The New Notes

•	We are offering the new notes in order to satisfy our obligations under the exchange and registration rights agreement entered into in connection with the private placement of the old notes.

•	The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and have no transfer restrictions, rights to liquidated damages or registration rights, except in limited circumstances.
      See “Risk Factors” beginning on page 10 to read about factors you should consider in connection with the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May      , 2005

WHERE YOU CAN FIND MORE INFORMATION
      We are incorporating by reference in this prospectus some of the documents we file with the SEC. This means that we can disclose important business, financial and other information to you by referring you to those documents. The information in the documents that we incorporate by reference is considered to be part of this prospectus, even though it is not delivered with this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the following document listed below which we have previously filed with the SEC (Commission File Number 000-25206):

•	Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005.

•	Current Report on Form 8-K of LIN TV Corp. dated January 13, 2005 filed with the SEC on January 13, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 13, 2005 filed with the SEC on January 13, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 14, 2005 filed with the SEC on January 14, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 18, 2005 filed with the SEC on January 18, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 18, 2005 filed with the SEC on January 19, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 28, 2005 filed with the SEC on January 31, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated January 28, 2005 filed with the SEC on February 2, 2005;

•	Current Report on Form 8-K of LIN TV Corp. dated February 9, 2005 filed with the SEC on February 9, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated February 4, 2005 filed with the SEC on February 10, 2005;

•	Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation dated February 15, 2005 filed with the SEC on February 16, 2005;

•	Current Report on Form 8-K of LIN TV Corp. dated February 23, 2005 filed with the SEC on February 28, 2005;

•	Current Report on Form 8-K of LIN TV Corp. dated February 28, 2005 filed with the SEC on March 3, 2005; and

•	Current Report on Form 8-K of LIN TV Corp. dated April 28, 2005 filed with the SEC on April 28, 2005.

      We also incorporate by reference into this prospectus any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement relating to this exchange offer and prior to the termination of any offering of securities offered by this prospectus.
      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.
      We will provide a copy of the documents we incorporate by reference, at no cost, upon written request of any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at Four Richmond Square, Suite 200, Providence, Rhode Island 02906, (401) 454-2880, Attention: Investor Relations Department. If you would like to request any documents, you must do so by no later than Thursday, June 2, 2005 in order to receive them before the expiration of the exchange offer.
      LIN TV and LIN Television file annual, quarterly and special reports and other information with the SEC. LIN TV also files proxy statements with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also review SEC filings by accessing the SEC’s Internet site at http://www.sec.gov.
      LIN TV and LIN Television also make available free of charge through their Internet website at http://www.lintv.com their Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after they electronically file such material with, or furnish such material to the SEC.
      We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. To the extent the information contained or incorporated by reference in this prospectus becomes materially inaccurate subsequent to the date on the front cover of this prospectus or the date of the document incorporated by reference, as the case may be, and prior to the expiration of the exchange offer we will promptly supplement the information by filing with the SEC a document which is incorporated by reference into this prospectus. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted.

SUMMARY
      This summary highlights material information about us and the exchange offer. This summary is not complete and may not contain all of the information that you should consider before participating in this exchange offer. You should read carefully the entire prospectus, including “Risk Factors,” and the documents that we have filed with the SEC and incorporated by reference into this prospectus.
      In this prospectus, unless the context requires otherwise, “LIN Television Corporation,” “LIN Television,” “LIN,” “the Company,” “we,” “us” and “our” refer to LIN Television Corporation and its consolidated subsidiaries and “LIN TV” refers to LIN TV Corp. and its consolidated subsidiaries, including LIN Television.
LIN Television Corporation
      We are an independent television station owner and operator with stations located in the United States and Puerto Rico. At December 31, 2004, our stations covered approximately 8.1% of U.S. television households including Puerto Rico, ranking us one of the largest broadcast television companies. We own or operate 25 stations, including two stations pursuant to local marketing agreements (see description of these agreements on page 8) and three low-power stations; in addition, we have equity investments in five other stations. Our stations are primarily located in the top 100 markets.
      We provide free, over-the-air broadcasts of our programming 24 hours per day to the communities we are licensed to serve. We are committed to serve the public interest by providing free daily local news coverage, public service announcements and provide political advertising time to candidates.
      We seek to have the largest local television presence in each of our local markets by combining strong network and syndicated programming with leading local news, and by using our multi-channel strategy. This multi-channel strategy enables us to increase our audience share by operating multiple stations in the same market. We currently operate multiple stations in eight of our local markets. Our focus is to continue to enhance our existing and acquired television stations by applying our expertise in technology, sales and news research.
      All our stations in the United States are affiliated with one of the national television networks: ABC, CBS, NBC, FOX, UPN, WB, Telefutura or Univision. In Puerto Rico, our primary station broadcasts mostly locally-produced entertainment and news programming, and our second station broadcasts MTV Puerto Rico, which we jointly produce with MTV. We also utilize our locally-produced programming on WAPA America, a U.S. Spanish-language programming service we launched in 2004.
      Our management team is recognized as an industry leader. Our senior management team, led by Gary Chapman, Chairman, President and Chief Executive Officer has, on average, more than 25 years of experience in the television industry. Our management team has successfully identified and implemented numerous innovative business strategies, including pioneering the multi-channel strategy, which has allowed us to expand our television viewing audience in our local markets.
      Each of LIN TV and LIN Television is a Delaware corporation. The principal executive offices of each are located at Four Richmond Square, Suite 200, Providence, Rhode Island 02906 and the telephone number of each at that address is (401) 454-2880. Our website is located at http://www.lintv.com. The information on our website is not part of this prospectus. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

The Exchange Offer

Background	On January 28, 2005, we completed a private placement of our outstanding, unregistered old notes. In connection with that private placement, we entered into an exchange and registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.

The Exchange Offer	We are offering to exchange up to $175.0 million aggregate principal amount of our new notes which have been registered under the Securities Act for up to $175.0 million aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount. The old notes we are offering to exchange hereby are additional notes issued under an indenture dated May 12, 2003. We previously issued $200,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013 under this indenture, which were subsequently exchanged for $200,000,000 million aggregate principal amount of 6 1/2% senior subordinated notes due 2013 registered under the Securities Act pursuant to an exchange offer completed in February 2004. The new notes offered hereby will rank equally with and form part of a single class of securities with the notes issued in the February 2004 exchange offer.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

• you are acquiring the new notes in the ordinary course of your business,

• you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

• an exemption from the requirements of the Securities Act is available to you,

• we register the resale of old notes under the Securities Act, or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration Date	5:00 p.m., Eastern time, on Thursday, June 9, 2005 unless we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive. For example, we are not obligated to complete the exchange offer if:

• the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

• any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer, or

• we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

• either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

• your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

• you will be acquiring the new notes in the ordinary course of your business,

• you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Holders	If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., Eastern Time, on the expiration date for the exchange offer.

Appraisal Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of United States Federal Tax Consequences.”

Regulatory Requirements	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, rules and regulations of the SEC and state securities laws.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth below under “The Exchange Offer — Exchange Agent.”

The New Notes
      The form and terms of the new notes are the same as the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer, and

•	specified rights under the exchange and registration rights agreement, including the provisions providing for registration rights and the payment of liquidated damages in specified circumstances, will be limited or eliminated.
      The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the “notes.” Unless the context otherwise requires, when we refer to the old notes, we also refer to the guarantees associated with the old notes, and when we refer to the new notes, we also refer to the guarantees associated with the new notes.
      The following is a brief summary description of the new notes. For a more complete description of the terms of the new notes, see the “Description of the New Notes” section of this prospectus.

Issuer	LIN Television Corporation

New Notes Offered	$175,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013. The old notes we are offering to exchange hereby are additional notes issued under an indenture dated May 12, 2003. We previously issued $200,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013 under this indenture, which were subsequently exchanged for $200,000,000 million aggregate principal amount of 6 1/2% senior subordinated notes due 2013 registered under the Securities Act pursuant to an exchange offer completed in February 2004. The new notes offered hereby will rank equally with and form part of a single class of securities with the notes issued in the February 2004 exchange offer.

Maturity	May 15, 2013.

Interest	6 1/2% per annum. Interest is payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2005. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date.

Sinking Fund	None.

Optional Redemption	Except as described below, we may not redeem the new notes prior to May 15, 2008. On or after that date, we may redeem the new notes, in whole or in part, at the redemption prices described in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time and from time to time on or prior to May 15, 2006, we may redeem up to 35% of the aggregate principal amount of 6 1/2% senior subordinated notes due 2013 with the net cash proceeds of one or more private or public offerings by us, at a redemption price equal to 106.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of 6 1/2% senior subordinated notes due 2013 remains outstanding after that redemption.

Change of Control	Upon the occurrence of a change of control:

• we will have the option, at any time prior to May 15, 2008, to redeem the new notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes plus the applicable premium and accrued and unpaid interest, if any, to the date of redemption, and

• if we do not redeem the new notes or if the change of control occurs on or after May 15, 2008, each holder of a new note may require us to repurchase the new note at a price equal to 101% of the principal amount of the new note, together with accrued and unpaid interest, if any, to the date of purchase.

Guarantees	The new notes will be guaranteed, jointly and severally on an unsecured senior subordinated basis, by our parent, LIN TV, and our direct and indirect, existing and future, domestic restricted subsidiaries. The obligations of each guarantor under its guarantee are subordinated in right of payment to the prior payment in full of all senior indebtedness of that guarantor to substantially the same extent as the new notes are subordinated to all of our existing and future senior indebtedness. LIN TV and the subsidiary guarantors also guarantee all of our obligations under our senior credit facility, all outstanding 6 1/2% senior subordinated notes due 2013 and our outstanding 2.50% exchangeable senior subordinated debentures due 2033. In addition, our obligations under our senior credit facilities are secured by substantially all of our and the subsidiary guarantors’ assets.

Ranking	The new notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness, including our senior credit facility, and will rank equally in right of payment with all of our senior subordinated indebtedness, including all outstanding 6 1/2% senior subordinated notes due 2013 and our 2.50% exchangeable senior subordinated debentures due 2033. As of December 31, 2004, the aggregate amount of our outstanding principal senior indebtedness was approximately $324.9 million and the aggregate amount of our outstanding principal senior subordinated indebtedness was approximately $325.0 million. As of such date, our liabilities reflected on our consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses, were approximately $1.2 billion.

Restrictive Covenants	The indenture governing the new notes limits, among other things:

• the incurrence of additional indebtedness and issuance of capital stock;

• layering of indebtedness;

• the payment of dividends on, and redemption of, our capital stock;

• liens;

• mergers, consolidations and sales of all or substantially all of our assets;

• asset sales;

• asset swaps;

• dividend and other payment restrictions affecting restricted subsidiaries; and

• transactions with affiliates.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes” in this prospectus.

Summary Historical Financial Data
      The following table sets forth summary consolidated financial data of LIN Television Corporation. The summary financial data as of December 31, 2004 and December 31, 2003 and for each of the three years in the period ended December 31, 2004 is derived from our audited consolidated financial statements which are incorporated by reference into this prospectus. The summary financial data as of December 31, 2002 are from audited consolidated financial statements not incorporated by reference in this prospectus. The summary financial data should be read together with “Selected Consolidated Financial and Operating Data,” which is included elsewhere in this prospectus, and our financial statements, the related notes to those financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which are incorporated by reference into this prospectus. Our historical financial information may not be indicative of our results of operations or financial position to be expected in the future.

	Year Ended December 31,

	2004	2003	2002

	(In thousands, except ratios)
Consolidated Statement of Operations Data:
Net revenues	$374,847	$342,413	$343,980
Operating costs and expenses:
Direct operating(1)	102,080	99,618	94,871
Selling, general and administrative	95,553	88,876	78,745
Amortization of program rights	25,310	24,441	20,566
Corporate	18,586	16,216	13,417
Depreciation and amortization of intangible assets	32,311	31,890	28,266
Impairment of broadcast licenses	—	51,665	—

Total operating costs and expenses	273,840	312,706	235,865

Operating income	101,007	29,707	108,115
Other (income) expense:
Interest expense, net	45,761	59,490	92,644
Share of income in equity investments	(7,428)	(478)	(6,328)
Gain on derivative instruments	(15,227)	(2,620)	(5,552)
Loss on early extinguishment of debt	4,447	53,621	5,656
Gain on redemption of investment in Southwest Sports Group	—	—	(3,819)
Fee on termination of Hicks Muse agreement	—	—	16,000
Other, net	1,497	1,050	3,098

Total other expense, net	29,050	111,063	101,699

Income (loss) from continuing operations before (benefit from) provision for income taxes and cumulative effect of change in accounting principle	71,957	(81,356)	6,416
(Benefit from) provision for income taxes	(19,031)	9,229	25,501

Income (loss) from continuing operations before cumulative effect of change in accounting principle	90,988	(90,585)	(19,085)
Discontinued operations:
(Income) loss from discontinued operations, net of tax(2)	(44)	17	(1,577)
Loss (gain) from sale of discontinued operations, net of tax(3)	1,284	(212)	(982)
Cumulative effect of change in accounting principle, net of tax(4)	(3,290)	—	30,689

Net income (loss)	$93,038	$(90,390)	$(47,215)

	Year Ended December 31,

	2004	2003	2002

	(In thousands, except ratios)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$87,792	$52,538	$75,030
Investing activities	(7,562)	9,749	33,367
Financing activities	(74,908)	(196,672)	18,227

Net increase (decrease) in cash and cash equivalents	5,322	(134,385)	126,624

Other Data:
Distributions from equity investments	$7,948	$7,540	$6,405
Program payments	(25,050)	(23,029)	(22,475)
Cash paid for interest	(39,885)	(52,722)	(48,435)
Stock-based compensation	360	147	894
Ratio of earnings to fixed charges(5)	2.6	—	1.1
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$14,797	$9,475	$143,860
Intangible assets, net	1,649,240	1,673,430	1,711,312
Total assets	2,058,424	2,115,910	2,334,370
Total debt	632,841	700,367	864,520
Total stockholders’ equity	855,963	762,134	860,205

(1)	Excluding depreciation of $31.3 million, $30.7 million and $27.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(2)	Net of tax provision of $0.2 million and $0.8 million for the years ended December 31, 2004 and 2003, respectively.

(3)	Net of a tax (benefit) provision of $(1.1) million, $0.1 million and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(4)	Net of a tax benefit of $16.5 million for the year ended December 31, 2002.

(5)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of (1) the sum of income (loss) from continuing operations before (benefit from) provision for income taxes, share of income (loss) in equity investments and cumulative effect of change in accounting principle; plus (2) distributed income from equity investments and fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs and discounts, and a portion of rental expense related to operating leases. LIN Television earnings were insufficient to cover fixed charges by $74.3 million for the year ended December 31, 2003.

RISK FACTORS
      You should consider carefully the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer.
Risks Related to the Exchange Offer and the Notes

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.
      Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.
      Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

If no public market develops for the notes, you may not be able to resell your notes.
      There has been no public market for any of the notes. Despite our registration of the issuance of the new notes that we are offering in the exchange offer:

•	a public market for the notes may not develop,

•	any public market that does develop may not offer sufficient liquidity for you to sell your notes,

•	you may not otherwise be able to sell your notes, and

•	the price at which you may be able to sell your notes, if any, may be substantially less than the price you paid for the notes, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.
      The initial purchasers of the old notes are not obligated to make a market in the notes and may discontinue any market-making at any time at their sole discretion. We do not intend to apply for listing of the notes on any securities exchange.

Your right to receive payment on the notes is junior to the rights of the holders of all of our senior indebtedness and possibly to all of our future borrowings.
      The notes are unsecured senior subordinated obligations, and the indebtedness evidenced by each guarantee is unsecured senior subordinated indebtedness of the relevant guarantor. The payment of principal, premium, if any, and interest on the notes and the payment of any guarantee are subordinated in right of payment to all of our senior indebtedness, or all senior indebtedness of the relevant guarantor, as the case may be, including all of our indebtedness and obligations under our senior credit facilities and the guarantor’s guarantee of those obligations. As of December 31, 2004, our and the guarantors’ senior indebtedness was approximately $324.9 million in aggregate principal amount, and our and the guarantors’ senior subordinated indebtedness was approximately $325.0 million in aggregate principal amount. The indenture governing the notes does not limit our ability to incur additional senior indebtedness and we expect from time to time to incur additional senior indebtedness. In addition, the indenture governing the notes permits senior indebtedness to be secured.
      By reasons of the subordination provisions of the indenture governing the notes, in the event of our or a guarantor’s insolvency, liquidation, reorganization, dissolution or other winding-up, holders of our senior indebtedness or that of the guarantors, as the case may be, will have to be paid in full before we make payments in respect of the notes or a guarantor makes payments in respect of its guarantee. In addition, no payment will be able to be made in respect of the notes if (1) any senior indebtedness is not paid when due or (2) any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms. The new notes offered hereby will rank equally with and form a part of a single class of securities with $200,000,000 aggregate principal amount of 6 1/2% senior subordinated notes issued under an indenture dated May 12, 2003 and registered under the Securities Act pursuant to an exchange offer completed in February 2004. In addition, the notes will be pari passu in right of payment with the 2.50% exchangeable senior subordinated debentures due 2033. Accordingly, there may be insufficient assets remaining after these payments to pay amounts due on the notes and the debentures. Furthermore, if other defaults exist with respect to designated senior indebtedness, the holders of that designated senior indebtedness will be able to prevent payments on the notes for specified periods of time.

We may be unable to repurchase the notes following a change of control.
      Upon a change of control:

•	we will have the option, at any time prior to May 15, 2008, to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, plus the applicable premium and accrued and unpaid interest, if any, to the date of redemption; and

•	if we do not redeem the notes or if the change of control occurs on or after May 15, 2008, each holder of a note may require us to repurchase the note at a purchase price equal to 101% of the principal amount of the note together with accrued and unpaid interest, if any, to the date of repurchase. The holders of our 2.50% exchangeable senior subordinated debentures due 2033 have similar rights upon a change of control. We may not be able to raise sufficient funds to meet our repurchase obligations upon a change of control. In any event, we may not be permitted under the terms of the senior credit facilities or our other outstanding debt instruments to fulfill these obligations.

Our assets will not secure the notes.
      The notes and the guarantees are not secured by our assets or the assets of the guarantors. However, the indebtedness incurred under the senior credit facilities is secured by a security interest in all or substantially all of our assets, and all or substantially all of the assets of the guarantors. In addition, future indebtedness that we and the guarantors incur may be secured by our assets and those of the guarantors. If we or the guarantors become insolvent, or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable laws including the ability to foreclose on and sell our and the guarantors’ collateral securing the indebtedness in order to satisfy the secured indebtedness. In such circumstances, we may not have sufficient assets to repay the notes.

If the guarantees are voided under applicable bankruptcy or fraudulent transfer law, they may not be enforceable.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it occurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee,

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
In addition, any payment by that guarantor pursuant to its guarantee under any of these circumstances could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of us or the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.
      As a result of the above principles, the guarantees of the notes may not be enforceable.
Risks Related to Our Business

Our operating results are primarily dependent on advertising revenues and, as a result, we may be more vulnerable to economic downturns than businesses in other industries.
      Our operating results are primarily dependent on advertising revenues. The success of our operations depends in part upon factors beyond our control, such as:

•	national and local economic conditions;

•	the availability of high profile sporting events;

•	the relative popularity of the programming on our stations;

•	the demographic characteristics of our markets; and

•	the activities of our competitors.
      Our programming may not attract sufficient targeted viewership or we may not achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenues to decline. In addition, we and those that we rely on for programming may not be able to anticipate and react effectively to shifts in viewer tastes and interests in the markets.

We are dependent to a significant degree on automotive advertising.
      Approximately 27%, 25% and 22% of our total revenues for the years ended December 31, 2004, 2003 and 2002, respectively, consisted of automotive advertising. A significant decrease in these revenues in the future could materially and adversely affect our results of operations and cash flows, which could affect our ability to fund operations and service our debt obligations and affect the value of shares of our common stock.

We have a substantial amount of debt, which could adversely affect our financial condition, liquidity and results of operations, reduce our operating flexibility and put us at greater risk for default and acceleration of our debt.
      As of December 31, 2004, we had approximately $632.8 million of consolidated indebtedness and approximately $856 million of consolidated stockholders’ equity. In addition, we may incur additional indebtedness in the future. Accordingly, we will continue to have significant debt service obligations.
      Our large amount of indebtedness could, for example:

•	require us to use a substantial portion of our cash flow from operations to pay indebtedness and reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our ability to obtain additional financing in the future;

•	expose us to greater interest rate risk since the interest rates on our senior credit facility vary; and

•	impair our ability to successfully withstand a downturn in our business or the economy in general and place us at a disadvantage relative to our less leveraged competitors.
      Any of these consequences could have a material adverse effect on our business, liquidity and results of operations. In addition, our debt instruments require us to comply with covenants, including those that restrict the ability of certain of our subsidiaries to dispose of assets, incur additional indebtedness, pay dividends, make investments, make acquisitions, engage in mergers or consolidations and make capital expenditures, that will restrict the manner in which we conduct our business and may impact our operating results. Our failure to comply with these covenants could result in events of default, which, if not cured or waived, would permit acceleration of our indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the past, we have obtained amendments with respect to compliance with financial ratio tests in our senior credit facility. Consents or amendments that may be required in the future may not be available on reasonable terms, if at all.

We have a history of net losses and a substantial accumulated deficit.
      We had net losses of $90.4 million and $47.2 million for years ended December 31, 2003 and 2002, respectively, primarily as a result of amortization and impairment of intangible assets and debt service obligations. In addition, as of December 31, 2004, we had an accumulated deficit of $201.8 million. Although we achieved net income of $93.0 million in 2004, we may not be able to maintain profitability in future periods.

We may not be able to generate sufficient cash flow to meet our debt service obligations, forcing us to refinance all or a portion of our indebtedness, sell assets or obtain additional financing.
      Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness, will depend on our future performance, which, to a certain extent, will be subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate sufficient cash flow from operations in the future to pay our indebtedness or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, on or before maturity, sell assets or obtain additional financing. We may not be able to refinance any of our indebtedness on commercially reasonable terms, if at all. If we are unable to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms, we may have to seek to restructure our remaining debt obligations, which could have a material adverse effect on the price of our common stock and the market, if any, for our debt, including the notes.

We have a material amount of intangible assets, and if either is required to write down intangible assets in future periods to comply with new accounting standards, it would reduce net income, which in turn could materially and adversely affect the results of operations and the trading price of LIN TV class A common stock.
      Approximately $1.7 billion, or 80.3%, of LIN TV’s total assets as of December 31, 2004 consists of unamortized intangible assets. Intangible assets principally include broadcast licenses and goodwill. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires, among other things, the impairment testing of goodwill. If at any point in the future the value of these intangible assets decreased, we would be required to incur an impairment charge that could significantly adversely impact our reported results of operations and stockholders’ equity. We recorded an impairment of our broadcast licenses at March 31, 2002 of $47.2 million and at December 31, 2003 of $51.7 million.

Our strategy includes seeking growth through acquisitions of television stations, which could pose various risks and increase our leverage.
      We intend to pursue selective acquisitions of television stations with the goal of improving their operating performance by applying our management’s business and growth strategy. However, we may not be successful in identifying attractive acquisition targets. Future acquisitions involve inherent risks, such as increasing leverage and debt service requirements and combining company cultures and facilities, that could have a material adverse effect on our operating results, particularly during the period immediately following any acquisitions. We may not be able to successfully implement effective cost controls, increase advertising revenues or increase audience share with respect to any acquired station. In addition, our future acquisitions may result in our assumption of unexpected liabilities and may result in the diversion of management’s attention from the operation of our business.
      In addition, television station acquisitions are subject to the approval of the Federal Communications Commission and, potentially, other regulatory authorities. The need for Federal Communications Commission and other regulatory approvals could restrict our ability to consummate future transactions and potentially require us to divest some television stations if the Federal Communications Commission believes that a proposed acquisition would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with Federal Communications Commission ownership limitations.

Broadcast interests of our affiliates, including Hicks, Muse, Tate & Furst Incorporated, may be attributable to us and may limit our ability to acquire television stations in particular markets, restricting our ability to execute our growth strategy.
      The number of television stations we may acquire in any market is limited by Federal Communications Commission rules and may vary depending upon whether the interests in other television stations or other media properties of individuals affiliated with us are attributable to those individuals under Federal Communications Commission rules. The Federal Communications Commission generally applies its ownership limits to “attributable” interests held by an individual, corporation, partnership or other association. The broadcast or other media interests of our and LIN TV’s officers, directors and 5% or greater voting securityholders are generally attributable to us, which may limit our acquisition or ownership of television stations in particular markets while those officers, directors or securityholders are associated with us. In addition, the holder of an otherwise nonattributable equity or debt interest in a licensee which is in excess of 33% of the total debt and equity of the licensee will nonetheless be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station, cable system or newspaper in the same market. As of December 31, 2004, affiliates of Hicks, Muse, Tate and Furst Incorporated owned 23,508,119 shares of LIN TV class B common stock, which represents 46.6% of LIN TV’s capital stock. Pursuant to Federal Communications Commission rules and regulations, non-voting stock does not generally create an attributable interest. As a result, due to the fact that affiliates of Hicks, Muse, Tate & Furst only own shares of LIN TV class B common stock, we believe that none of our stations will be attributed to Hicks, Muse, Tate & Furst and that no stations attributed to Hicks, Muse, Tate & Furst will be attributed to us. However, if affiliates of Hicks, Muse, Tate & Furst elect to convert their shares of class B common stock into either class A common stock or class C common stock of LIN TV, under current Federal Communications Commission rules and regulations, the stations that are attributable to Hicks, Muse, Tate & Furst would be attributed to us. In addition, the Federal Communications Commission has stated that it reserves the authority, in an appropriate case, to declare as being attributable an unusual combination of otherwise nonattributable interests.

Hicks, Muse, Tate & Furst and its affiliates, whose interests may differ from your interests, have approval rights with respect to significant transactions and could convert their equity interests in LIN TV into a majority of its voting power, thereby reducing the voting power of other LIN TV shareholders.
      Hicks, Muse, Tate & Furst and its affiliates have the ability to convert shares of LIN TV’s nonvoting class B common stock into class A common stock, subject to the approval of the Federal Communications Commission. If this occurs, affiliates of Hicks, Muse, Tate & Furst would own approximately 46.6% of the voting equity interests in LIN TV and will effectively have the ability to elect the entire board of directors and to approve or disapprove any corporate transaction or other matters submitted to LIN TV securityholders for approval, including the approval of mergers or other significant corporate transactions. Upon the conversion of the majority of the nonvoting class B common stock into class A common stock, the class C common stock will automatically convert into an equal number of shares of class A common stock. The interests of Hicks, Muse, Tate & Furst and its affiliates may differ from the interests of LIN TV’s other securityholders and Hicks, Muse, Tate & Furst and its affiliates could take actions or make decisions that are not in your best interests.
      For example, Hicks, Muse, Tate & Furst is in the business of making significant investments in existing or newly formed companies and may from time to time acquire and hold controlling or non-controlling interests in television broadcast assets, such as its existing investment in businesses like Clear Channel Communications, Inc., that may directly or indirectly compete with us for advertising revenues. Hicks, Muse, Tate & Furst and its affiliates may from time to time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may not be available to us.
      Moreover, Royal W. Carson, III and Randall S. Fojtasek, two of LIN TV’s directors, together own all of LIN TV’s class C common stock and therefore possess 70% of LIN TV’s combined voting power. Accordingly, Messrs. Carson and Fojtasek will have the power to elect the entire board of directors of LIN TV, and through this control, to approve or disapprove any corporate transaction or other matter submitted to the LIN TV securityholders for approval, including the approval of mergers or other significant corporate transactions. Both of Messrs. Carson and Fojtasek have prior business relations with Hicks, Muse, Tate & Furst. Mr. Carson is the President of Carson Private Capital Incorporated, an investment firm that sponsors funds-of-funds and dedicated funds that have invested substantially all of the net capital of these funds in investment funds sponsored by Hicks, Muse, Tate & Furst or its affiliates. Mr. Carson also serves on an advisory board representing the interests of limited partners of Hicks, Muse, Tate & Furst Europe Fund, L.P., which is sponsored by Hicks, Muse, Tate & Furst. Hicks, Muse, Tate & Furst Europe Fund does not have an investment in us. Until its sale in 1999, Mr. Fojtasek was the Chief Executive Officer of Atrium Companies, Inc., which was principally owned by Hicks, Muse, Tate & Furst and its affiliates. Affiliates of Hicks, Muse, Tate & Furst have invested as limited partners in Brazos Investment Partners LLC, a private equity investment firm of which Mr. Fojtasek is a founding member.

If we are unable to compete effectively, our revenue could decline.
      The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation and significant change. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. Technological innovation and the resulting proliferation of television entertainment, such as cable television, Internet services, wireless cable, satellite-to-home distribution services, pay-per-view, digital video recorders, DVDs and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. In addition, as a result of the Telecommunications Act of 1996, the legislative ban on telephone cable ownership has been repealed and telephone companies are now permitted to seek Federal Communications Commission approval to provide video services to homes.

It will be difficult to take us over, which could adversely affect the trading price of our class A common stock.
      Affiliates of Hicks Muse effectively determine whether a change of control will occur because of their rights through their ownership of all of the shares of our class B common stock or through their voting power, if they convert their shares of class B common stock into class A common stock or class C common stock. Moreover, provisions of Delaware corporate law and our bylaws and certificate of incorporation, including the 70% voting power rights of our class C common stock held by Messrs. Carson and Fojtasek, make it more difficult for a third party to acquire control of us, even if a change of control would benefit the holders of class A common stock shares. These provisions and controlling ownership by affiliates of Hicks Muse could also adversely affect the public trading price of our class A common stock.

The loss of network affiliation agreements could materially and adversely affect our results of operations.
      The non-renewal or termination of a network affiliation agreement could have a material adverse effect on us. Each of the networks generally provides our affiliated stations with up to 22 hours of prime time programming per week. In return, our stations broadcast network-inserted commercials during that programming and often receive cash payments from networks, although in some circumstances, we make cash payments to networks.
      In addition, some of our network affiliation agreements are subject to earlier termination by the networks under specified circumstances, including as a result of a change of control of our affiliated stations, which would generally result upon the acquisition of 50% of our voting power. In the event that affiliates of Hicks, Muse, Tate & Furst elect to convert the shares of LIN TV class B common stock held by them into shares of either class A common stock or class C common stock, such conversion may result in Hicks, Muse, Tate & Furst and its affiliates acquiring more than 50% of LIN TV’s voting power and, thus, result in a change of control of our stations with network affiliation agreements. Some of the networks with which our stations are affiliated have required other broadcast groups, upon renewal of affiliation agreements, to reduce or eliminate network affiliation compensation and, in specific cases, to make cash payments to the network, and to accept other material modifications of existing affiliation agreements. Consequently, our affiliation agreements may not all remain in place and each network may not continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation. If this occurs, we would need to find alternative sources of programming, which may be less attractive and more expensive. We are currently in negotiations with FOX regarding affiliation agreements with their networks.
      A change in network affiliation in a given television market may have many short-term and long-term consequences, depending upon the circumstances surrounding the change. Potential short-term consequences include increased marketing costs and increased internal operating costs, which can vary widely depending on the amount of marketing required to educate the audience regarding the change and to maintain the station’s viewing audience, short term loss of market share or slower market growth due to advertiser uncertainty about the switch, costs of gearing up a news operation, if necessary, and the cost of the equipment needed to conform the station’s programming, equipment and logos to the new network affiliation. Long-term consequences are more difficult to assess, due to the cyclical nature of each of the major network’s share of the audience that changes from year to year with programs coming to the end of their production cycle and the audience acceptance of new programs in the future and the fact that national network averages are not necessarily indicative of how a network’s programming is accepted in an individual market. How well a particular network fares in the affiliation switch depends largely on the value of the broadcast license, which is influenced by the length of time the broadcast license has been broadcasting, whether it is a VHF or a UHF license, the quality and location of the license, the audience acceptance of the licensee’s local news programming and community involvement and the quality of the other non-network programming transmitted. In addition, the majority of the revenue earned by television stations is attributable to locally produced news programming and syndicated product, rather than to network affiliation payments and advertising sales related to network programming. The circumstances that may surround a network affiliation switch cause uncertainty as to the actual costs that will be incurred by us and, if these costs are significant, the switch could have a material adverse impact on the income we derive from the affected station.

The use of an alternative method of valuing our network affiliations could have a significant adverse impact on our results of operations.
      Different broadcast companies may use different assumptions in valuing acquired broadcast licenses and their related network affiliations than those that are used by us. These different assumptions may result in the use of different valuation methods that can result in significant variances in the amount of purchase price allocated to these assets among broadcast companies. We believe that the value of a television station is derived primarily from the attributes of its broadcast license. The attributes include:

•	The scarcity of broadcast licenses assigned by the FCC to a particular market;

•	The length of time that the broadcast license has been broadcasting;

•	Whether the station is a VHF station or a UHF station;

•	The quality of the broadcast signal and location of the broadcast station within the market;

•	The audience acceptance of the broadcast license’s local news programming and community involvement; and

•	The quality of non-network programming carried by a station.
      In connection with our purchase of Sunrise Television Corp. in May 2002, we acquired broadcast licenses in markets with a number of commercial television stations equal to or less than the number of television networks seeking affiliates. The methodology we used in connection with the valuation of the stations acquired in the Sunrise transaction was based on our evaluation of the broadcast licenses acquired and the characteristics of the markets in which they operated. We believed that in these specific markets we would be able to replace a network affiliation agreement with little or no economic loss to the television station. As a result of this assumption, we ascribed no incremental value to the incumbent network affiliation in each market beyond the cost of negotiating a new agreement with another network and the value of any terms that were more favorable or unfavorable than those generally prevailing in the market. Other broadcasting companies have valued network affiliations on the basis that it is the affiliation and not the other attributes of the station, including its broadcast license, which contributes to the operating performance of that station. As a result, these broadcasting companies look beyond the specific contract value and include in their network affiliation valuation amounts related to attributes that we believe are more appropriately reflected in the value of the broadcast license or goodwill.
      Other broadcasting companies believe that network affiliations are an important component of the value of a station. These companies believe that VHF stations are popular because they have been affiliating with networks from the inception of network broadcasts, stations with network affiliations have the most successful local news programming and the network affiliation relationship enhances the audience for local syndicated programming. As a result, these broadcasting companies allocate a significant portion of the purchase price for any station that they may acquire to the network affiliation relationship. If we were to adopt this alternative method for valuing these network affiliations, the value of our broadcast licenses and goodwill as reported on our balance sheet would be reduced and the value of our other intangibles assets would be proportionately increased. As a result, our expenses relating to the depreciation and amortization of intangible assets could increase significantly as more value would be assigned to an amortizing asset and this increase could materially reduce our operating income and materially increase our net loss.
      In future acquisitions, the valuation of the broadcast licenses and network affiliations may differ from the Sunrise acquisition values due to different attributes of each station and the market in which it operates.

The General Electric Capital Corporation note could result in significant liabilities and could trigger a change of control under our existing indebtedness, causing our indebtedness to become immediately due and payable.
      General Electric Capital Corporation, or GECC, a subsidiary of General Electric Company, provided debt financing for a joint venture between us and NBC Universal, another subsidiary of General Electric Company, in the form of an $815.5 million, non-amortizing senior secured note due 2023. In the event that such note is not extended or otherwise refinanced when the note matures in 2023, we expect that, assuming current federal marginal tax rates remain in effect, our tax liability related to the joint venture transaction will be approximately $255.0 million. The formation of the joint venture was intended to be tax-free to us. However, any early repayment of the note will accelerate this tax liability, which could have a material adverse effect on us. In addition, if an event of default occurs under the note, and GECC is unable to collect all amounts owed to it after exhausting all commercially reasonable remedies against the joint venture, including during the pendency of any bankruptcy involving the joint venture, GECC may proceed against LIN TV to collect any deficiency, including by foreclosing on our stock and other LIN TV subsidiaries, which could trigger the change of control provisions under our existing indebtedness.
      Annual cash interest payments on the note are approximately $66.1 million. There are no scheduled payments of principal due prior to 2023, the stated maturity of the note. The obligations under the note were assumed by the joint venture, and the proceeds of the note were used to finance a portion of the cost of Hicks, Muse, Tate & Furst’s acquisition of us. The note is not our obligation nor the obligation of any of LIN TV’s subsidiaries and is recourse only to the joint venture, our equity interest in the joint venture and, after exhausting all remedies against the assets of the joint venture and the other equity interest in the joint venture, to LIN TV pursuant to a guarantee. An event of default under the note will occur if the joint venture fails to make any scheduled payment of interest, within 90 days of the date due and payable, or principal of the note on the maturity date. The joint venture is required to maintain a cash reserve of $15.0 million for the purpose of making interest and principal payments on the note when due in the event that the joint venture has insufficient cash on hand to make such payments. Both NBC and us have the right to make a shortfall loan to the joint venture to cover any interest payment. However, if the joint venture fails to pay principal or interest on the note, and neither NBC nor us make a shortfall loan to cover the interest payment, an event of default would occur under the note and GECC could accelerate the maturity of the entire amount due under the note. Other than the acceleration of the principal amount of the note upon an event of default, prepayment of the principal of the note is prohibited prior to its stated maturity.
Risks Related to Our Industry

Any potential hostilities or terrorist attacks may affect our revenues and results of operations.
      During each of the three-month periods ended March 31, 2003 and June 30, 2003, we experienced a loss of advertising revenue and incurred additional broadcasting expenses due to the initiation of military action. The military action has disrupted our television stations’ regularly scheduled programming and some of our clients rescheduled or delayed advertising campaigns to avoid being associated with war coverage. We expect that if the United States of America engages in other foreign hostilities or there is a terrorist attack against the United States of America, we may lose additional advertising revenue and incur increased broadcasting expenses due to further pre-emption, delay or cancellation of advertising campaigns and the increased costs of providing coverage of such events. We cannot predict the extent and duration of the current, or any future, disruption to our programming schedule, the amount of advertising revenue that would be lost or delayed or the amount by which our broadcasting expenses would increase as a result. The loss of revenue and increased expenses has negatively affected, and could continue to negatively affect, our results of operations.

Our industry is subject to significant syndicated and other programming costs, and increased programming costs could adversely affect our operating results.
      Our industry is subject to significant syndicated and other programming costs. We may be exposed in the future to increased programming costs which may adversely affect our operating results. We often acquire program rights two or three years in advance, making it difficult for us to accurately predict how a program will perform. In some instances, we may have to replace programs before their costs have been fully amortized, resulting in write-offs that increase station-operating costs.

Changes in Federal Communications Commission ownership rules through Commission action, judicial review or federal legislation may limit our ability to continue operating stations under local marketing agreements, may prevent us from obtaining ownership of the stations we currently operate under local marketing agreements and/or may preclude us from obtaining the full economic value of one or more of our two-station operations upon a sale, merger or other similar transaction transferring ownership of such station or stations.
      Federal Communications Commission ownership rules currently impose significant limitations on the ability of broadcast licensees to have attributable interests in multiple media properties. These restrictions include a rule prohibiting one company from owning broadcast television stations with service areas encompassing more than an aggregate 39% share of national television households. The restrictions also include a variety of local limits on media ownership. The restrictions include an ownership limit of one television station in most medium and smaller television markets and two stations in most larger markets, known as the television duopoly rule. The regulations also include a prohibition on the common ownership of a newspaper and television station in the same market (newspaper-television cross-ownership), limits on common ownership of radio and television stations in the same market (radio-television station ownership) and limits on radio ownership of four to eight radio stations in a local market.
      In 2002, the United States Court of Appeals for the District of Columbia Circuit found three of the Federal Communications Commission’s decisions with respect to three of its ownership rules, including the then-35% household limit on national television ownership, the television duopoly rule and a prohibition on ownership of television broadcast stations and cable systems in the same market to be arbitrary and capricious. The court vacated the cable-television cross-ownership rule and remanded the national cap and television duopoly rule to the Commission for further action. In 2003, the Federal Communications Commission voted substantially to amend many of its ownership rules. The Federal Communications Commission raised the national television ownership limit from 35% to 45%. The television duopoly rule was relaxed to permit ownership of up to three stations in certain large markets and two stations in many mid-sized markets, provided that no more than one of the co-owned stations was to be among the top four in audience share in the market. In addition, the newspaper-television cross-ownership prohibition was restricted to smaller markets (those with fewer than four television stations). A new local cross-ownership regulation was adopted which precluded ownership of certain combinations of television and radio stations and newspapers in markets with fewer than nine television stations.
      With respect to the television duopoly rule, the Commission declared that it would grant waivers of the top-four restriction under certain circumstances. It also held that two-station combinations, which were not in conformance with the amended rule, e.g., where both stations were among the top four stations in the local markets in audience share, would not have to be divested. However, the Commission also determined that a non-conforming combination could not be transferred jointly either as a separate asset or through the transfer of control of the licensee, except by obtaining a waiver of the rule upon each transfer or by sale to certain eligible small business entities. The Commission also determined that it would continue to grandfather local marketing agreements entered into prior to November 5, 1996, such as our local marketing agreements in Austin, Texas, and Providence, Rhode Island, until the conclusion of a further ownership review, which would address the question of whether and under what circumstances the agreements would be permitted to continue.

      The amended rules were appealed to the United States Court of Appeals for the Third Circuit by multiple parties. The Third Circuit stayed the effectiveness of the rules pending resolution of the appeal, a stay which remains in place. On January 23, 2004, the national ownership cap was amended legislatively by Congress fixing the cap at an aggregate reach of 39% of national households. On June 24, 2004, the Third Circuit ruled that the national cap legislation had mooted the appeal of the Commission’s amended rule. The Third Circuit also ruled that the Commission’s decisions amending the television duopoly rule, the newspaper-broadcast cross-ownership rule, the radio-television cross-ownership rule and the local radio station ownership rule were for the most part arbitrary and capricious and remanded the rules to the FCC for further revision.
      Various parties supporting the Federal Communications Commission’s actions, but not the Federal Communications Commission itself, have appealed the Third Circuit’s decision to the United States Supreme Court, which is expected to decide sometime in the second quarter of 2005 whether to hear the appeal. We are unable to predict whether the Supreme Court will decide to hear the appeal nor, if it does, what the outcome of its decision will be.
      Nor are we able to predict the timing or outcome of any Federal Communications Commission deliberations upon remand after the judicial appeals have been exhausted. Should the Federal Communications Commission’s amended rules ultimately become effective, attractive opportunities may arise for additional television station and other media acquisitions. But these changes also create additional competition for us from other entities, such as national broadcast networks, large station groups, newspaper chains and cable operators who may be better positioned to take advantage of such changes and benefit from the resulting operating synergies both nationally and in specific markets.
      Should the new television duopoly rule become effective, we may be able to acquire the ownership of one or both of the stations in Austin, Texas, and Providence, Rhode Island, which we currently operate under local marketing agreements and which are subject to purchase option agreements entered into by our subsidiaries. Any such acquisition would be subject to the amended duopoly rule’s restriction on ownership of more than one top-four station in a market. Should we have to seek a waiver of the new rule in either case because the second station is among the top four in audience share, there is no assurance that we will be successful in obtaining it. Should a waiver be required and obtained, or should we succeed in elevating to top-four audience status the second station in any of the other markets in which we currently have two stations, we will be unable to transfer that two-station combination, either through an asset transfer or a transfer of control of us (or the applicable licensee subsidiary), without grant of another waiver or sale to an eligible small business entity. Moreover, should we be unable to obtain a waiver, there is no assurance that the grandfathering of our local marketing agreements will be permitted beyond conclusion of a future rulemaking which could be initiated as early as 2005 but no later than 2006. During the year ended December 31, 2004 we had net revenues of $19.6 million, or 5.2%, of our total net revenues, attributable to those local marketing agreements.

Changes in technology may impact our long-term success and ability to compete.
      The Federal Communications Commission has adopted rules for implementing advanced television, commonly referred to as digital television, in the United States of America. As of December 31, 2004, all of our stations were broadcasting in digital. Implementation of digital television improves the technical quality of over-the-air broadcast television. However, conversion to digital operations may reduce a station’s geographical coverage area. We believe that digital television is essential to our long-term viability and the broadcast industry, but we cannot predict the precise effect digital television might have on our business. The Federal Communications Commission has levied fees on broadcasters with respect to non-broadcast uses of digital channels, including data transmissions or subscriber services. Further advances in technology may also increase competition for household audiences and advertisers. We are unable to predict the effect that technological changes will have on the broadcast television industry or the future results of our operations.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents that we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industries in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects, under the following headings used in this prospectus and the documents we incorporate by reference into this prospectus: “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could” or “may,” variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus, could affect us in the future and could cause results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in the section of this prospectus entitled “Risk Factors.” Except as otherwise required by law, we do not undertake any obligation to update forward-looking statements made by us.
USE OF PROCEEDS
      We will not receive any proceeds from this exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.
      In January 2005, we issued and sold the old notes for an aggregate purchase price of $175.0 million. We used the proceeds from this issuance and available cash to repurchase or redeem all of our outstanding 8% senior notes due 2008, including applicable premium and accrued interest on those notes, in accordance with the terms of those notes.

CAPITALIZATION
      The following table shows LIN Television’s consolidated cash and cash equivalents and capitalization as of December 31, 2004 and as adjusted to give effect to the issuance of the old notes and the repurchase and redemption of all outstanding 8% senior notes due 2008, which was completed in March 2005. The exchange offer will have no effect on our outstanding indebtedness or result in additional proceeds to the Company. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and cancelled and cannot be reissued. You should read the capitalization table below in conjunction with our financial statements and the related notes to those financial statements that are incorporated by reference into this prospectus.

	December 31, 2004

	Actual	Adjusted

	(In thousands)
Cash and cash equivalents	$14,797	$12,835
Total debt:(1)
Senior credit facilities	158,500	158,500
8% senior notes due 2008	163,556	—
6 1/2% senior subordinated note due 2013	200,000	375,000
2.50% exchangeable senior subordinated debentures due 2033	110,785	110,785

Total debt	632,841	644,285
Less current portion	6,573	6,573

Total long-term debt	$626,268	$637,712

Preferred stock of Banks Broadcasting, Inc.	$14,458	$14,458
Stockholders’ equity:
Accumulated deficit	$(201,767)	$(210,339)
Other stockholders’ equity	1,057,730	1,057,730

Total stockholders’ equity	855,963	847,391

Total capitalization	$1,503,262	$1,506,134

(1)	Does not include a guarantee by LIN TV of the promissory note due to General Electric Capital Corporation by our joint venture with NBC in connection with the formation of that joint venture. LIN TV would be liable on that guarantee only to the extent that General Electric Capital Corporation was not paid in full on the note, after liquidation of all of the assets of the joint venture.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      Set forth below is selected consolidated financial data of LIN Television Corporation. The selected financial data as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 is derived from audited consolidated financial statements which are incorporated by reference into this prospectus. The selected financial data as of December 31, 2002, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 is derived from audited consolidated financial statements that are not included or incorporated by reference in this prospectus. The selected financial data should be read together with our financial statements, the related notes to those financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which are incorporated by reference into this prospectus. Our historical financial information may not be indicative of our results of operations or financial position to be expected in the future.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except ratios)
Consolidated Statement of Operations Data:
Net revenues	$374,847	$342,413	$343,980	$271,038	$295,706
Operating costs and expenses:
Direct operating(1)	102,080	99,618	94,871	81,373	78,693
Selling, general and administrative	95,553	88,876	78,745	64,630	64,193
Amortization of program rights	25,310	24,441	20,566	21,847	21,214
Corporate	18,586	16,216	13,417	8,436	9,270
Depreciation and amortization of intangible assets	32,311	31,890	28,266	65,925	63,734
Impairment of broadcast licenses	—	51,665	—	—	—

Total operating costs and expenses	273,840	312,706	235,865	242,211	237,104

Operating income	101,007	29,707	108,115	28,827	58,602
Other (income) expense:
Interest expense, net	45,761	59,490	92,644	93,696	88,816
Share of (income) loss in equity investments	(7,428)	(478)	(6,328)	4,121	(365)
(Gain) loss on derivative instruments	(15,227)	(2,620)	(5,552)	5,552
Loss on early extinguishment of debt	4,447	53,621	5,656	6,810	—
Gain on redemption of investment in Southwest Sports Group	—	—	(3,819)	—	—
Fee on termination of Hicks Muse agreement	—	—	16,000	—	—
Other, net	1,497	1,050	3,098	996	2,764

Total other expense, net	29,050	111,063	101,699	111,175	91,215

Income (loss) from continuing operations before (benefit from) provision for income taxes and cumulative effect of change in accounting principle	71,957	(81,356)	6,416	(82,348)	(32,613)
(Benefit from) provision for income taxes	(19,031)	9,229	25,501	(20,627)	1,581

Income (loss) from continuing operations before cumulative effect of change in accounting principle	90,988	(90,585)	(19,085)	(61,721)	(34,194)

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except ratios)
Discontinued operations:
(Income) loss from discontinued operations, net of tax(2)	(44)	17	(1,577)	—	—
Loss (gain) from sale of discontinued operations, net of tax(3)	1,284	(212)	(982)	—	—
Cumulative effect of change in accounting principle, net of tax(4)	(3,290)	—	30,689	—	—

Net income (loss)	$93,038	$(90,390)	$(47,215)	$(61,721)	$(34,194)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$87,792	$52,538	$75,030	$42,192	$58,106
Investing activities	(7,562)	9,749	33,367	(56,376)	(174,081)
Financing activities	(74,908)	(196,672)	18,227	23,588	106,108

Net increase (decrease) in cash and cash equivalents	5,322	(134,385)	126,624	9,404	(9,867)

Other Data:
Distributions from equity investments	$7,948	$7,540	$6,405	$6,583	$815
Program payments	(25,050)	(23,029)	(22,475)	(22,386)	(22,750)
Cash paid for interest	(39,885)	(52,722)	(48,435)	(50,348)	(63,082)
Stock-based compensation	360	147	894	—	—
Ratio of earnings to fixed charges(5)	2.6	—	1.1	—	—
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$14,797	$9,475	$143,860	$17,236	$7,832
Intangible assets, net	1,649,240	1,673,430	1,711,312	1,592,463	1,600,882
Total assets	2,058,424	2,115,910	2,334,370	2,036,286	2,045,363
Total debt	632,841	700,367	864,520	1,056,223	988,257
Total stockholders’ equity	855,963	762,134	860,205	404,654	466,190

(1)	Excluding depreciation of $31.3 million, $30.7 million, $27.6 million, $22.8 million and $21.3 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

(2)	Net of tax provision of $0.2 million and $0.8 million for the years ended December 31, 2004 and 2003, respectively.

(3)	Net of a tax (benefit) provision of $(1.1) million, $0.1 million and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(4)	Net of a tax benefit of $16.5 million for the year ended December 31, 2002.

(5)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of the (1) sum of income (loss) from continuing operations before provision for (benefit from) income taxes, share of income (loss) in equity investments and cumulative effect of change in accounting principle; plus (2) distributed income from equity investments and fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs and discounts, and a portion of rental expense related to operating leases. LIN Television earnings were insufficient to cover fixed charges by $74.3 million, $71.6 million and $32.2 million for the years ended December 31, 2003, 2001 and 2000 respectively.

THE EXCHANGE OFFER
Purpose and Effect of Exchange Offer; Registration Rights
      We sold the old notes on January 28, 2005 in an unregistered private placement to a group of investment banks that served as the initial purchasers. Following the sale, the initial purchasers then resold the old notes under an offering memorandum dated January 13, 2005 in reliance on Rule 144A and Regulation S under the Securities Act.
      As part of this private placement, we entered into an exchange and registration rights agreement with the initial purchasers on January 28, 2005. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part relating to our offer to exchange the old notes for new notes in an offering registered under the Securities Act. We also agreed to:

•	use our reasonable best efforts to file with the SEC the exchange offer registration statement with respect to our offer to exchange the old notes for new notes by April 28, 2005,

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC but in any event prior to July 27, 2005,

•	use our reasonable best efforts to keep the exchange offer registration statement effective for not less than 30 days after the date on which notice of the effective exchange offer registration statement is mailed to the holders of the old notes, and

•	use our reasonable best efforts to cause our offer to exchange the notes to be completed by September 10, 2005.
      Under the circumstances described below, we also agreed to use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes. We agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earlier of the date on which all the old notes have been sold pursuant thereto or January 28, 2007. These circumstances include:

•	if any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect our offer to exchange the old notes for new notes,

•	if our offer to exchange the old notes for new notes is not completed by September 10, 2005,

•	upon the request of any initial purchaser with respect to old notes held by the initial purchaser that are not eligible to be exchanged for new notes in the exchange offer,

•	if a holder of old notes is not permitted by applicable law to participate in the exchange offer, or

•	if a holder of old notes elects to participate in the exchange offer but does not receive fully tradable new notes pursuant to the exchange offer.
      If we fail to comply with specified obligations under the exchange and registration rights agreement, we must pay liquidated damages to the holders of the notes.
      By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described below under “— Resale of New Notes.”
Resale of New Notes
      We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC’s enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. Instead, holders of notes will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the new notes in the ordinary course of its business,

•	the holder must have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

•	the holder must not be an “affiliate,” as defined in Rule 405 of the Securities Act, of ours.
Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes.
      Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, for the resale of or for any other retransfer of new notes.
Terms of the Exchange
      Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $175.0 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.
      The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

•	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

•	specified rights under the exchange and registration rights agreement, including the provisions providing for payment of liquidated damages in specified circumstances relating to the exchange offer, will be limited or eliminated.
      The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $175.0 million in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued. Upon the completion of the exchange, the new notes will form a part of a single class of securities with the $200 million aggregate principal amount of 6 1/2% senior subordinated notes due 2013 outstanding.
      In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. Except as described under “Description of the New Notes — Book-Entry Delivery and Form,” we will issue the new notes in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
      Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.
      We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
      If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder promptly after the expiration date of the exchange offer.
      Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on the exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section “— Fees and Expenses” below, in connection with the exchange offer.
      If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the exchange and registration rights agreement, including registration rights and any rights to liquidated damages. Holders of old notes wishing to transfer their old notes would have to rely on exemptions from the registration requirements of the Securities Act.
Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., Eastern time, on Thursday, June 9, 2005. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.
      We reserve the right, in our sole discretion:

•	to delay accepting any old notes,

•	to extend the exchange offer,

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied, or

•	to amend the terms of the exchange offer in any manner.

      We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Interest on the New Notes
      Interest on the new notes will accrue at the rate of 6 1/2% per annum on the principal amount, payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2005. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before May 15, 2005 will be superseded by the interest that is deemed to have accrued on the new notes from January 28, 2005 through the date of the exchange.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer, or

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
      If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders,

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes, or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.
Any determination by us concerning the above events will be final and binding.
      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.
The terms of any such purchases or offers may differ from the terms of the exchange offer.
Procedures for Tendering
      Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.
      In addition, you must comply with one of the following:

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to DTC’s standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below, or

•	the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.
      The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.
      Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the holder’s name, or

•	obtain a properly completed bond power from the registered holder.
      The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, they should submit evidence satisfactory to us of their authority to so act with the letter of transmittal.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
      In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer,” to terminate the exchange offer.
      By tendering, each holder represents to us, among other things, that:

•	the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business,

•	the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.
      If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system, including Euroclear and Clearstream, may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.

      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described under “— Resale of New Notes” above are true and correct.
Guaranteed Delivery Procedures
      The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

•	their old notes are not immediately available,

•	the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.
      The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution,

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

—	setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered,

—	stating that the tender offer is being made by guaranteed delivery, and

—	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., Eastern time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “— Exchange Agent,” or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn,

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for withdrawal notices, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Exchange Agent
      We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier:	By Hand Delivery:

The Bank of New York	The Bank of New York
Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit
101 Barclay Street, 7 East	101 Barclay Street, Lobby Window
New York, New York 10286	New York, New York 10286
By Facsimile:
(212) 298-1915
Attn: Giselle Guadalupe
Confirm by telephone:
Giselle Guadalupe
(212) 815-6331
      Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.
Fees and Expenses
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. In addition, we will reimburse the holders of old notes for the reasonable fees and disbursements of one firm of attorneys acting on behalf of all the holders of old notes in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Consequences of Failures to Properly Tender Old Notes in the Exchange Offer
      We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the exchange and registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.
      Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act, and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.
      We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.
DESCRIPTION OF THE NEW NOTES
General
      In this summary, the terms “LIN Television Corporation,” “LIN Television,” “LIN,” “the Company,” “we,” “us,” and “our” refer to LIN Television Corporation and do not refer to any of its subsidiaries. You can find the definitions of other terms used in this summary under the subheading “— Certain Definitions.”

      We issued the old notes, and will issue the new notes, under an indenture among us, the Guarantors and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes and old notes will be identical in all material respects, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of liquidated damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.
      The old notes we are offering to exchange hereby are additional notes issued under the indenture. We previously issued $200,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013 under the indenture, which were subsequently exchanged for $200,000,000 million aggregate principal amount of 6 1/2% senior subordinated notes due 2013 registered under the Securities Act pursuant to an exchange offer completed in February 2004. The new notes offered hereby will rank equally with and form part of a single class of securities with the notes issued in the February 2004 exchange offer.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as holders of the notes. The indenture was filed with the SEC on May 14, 2003 as Exhibit 4.2 to LIN TV’s and LIN Television’s Current Report on Form 8-K and is incorporated by reference into this prospectus. A copy of the indenture may be obtained by contacting us as described in the section of this prospectus entitled “Where You Can Find More Information.”
      Principal of, premium, if any, and interest on the new notes will be payable, and the new notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the new notes trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.
      The new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee’s corporate trust office. The Company may change any paying agent and registrar without notice to holders of the new notes.
Principal, Maturity and Interest
      The notes are unsecured, senior subordinated obligations of the Company, having an aggregate principal amount of $175,000,000, and mature on May 15, 2013. The indenture permits the Company to issue an unlimited amount of additional notes subject to compliance with the terms of the covenant under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock.” Interest on the notes accrues at a rate of 6 1/2% per annum and is payable in cash semi-annually on each May 15 and November 15, commencing on May 15, 2005, to the holders of record of the notes at the close of business on May 1 and November 1, respectively, immediately preceding such interest payment date. Interest on the notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from January 28, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption
      The notes may be redeemed at any time on or after May 15, 2008 in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of each of the years set forth below:

Year	Percentage

2008	103.250%
2009	102.167%
2010	101.083%
2011 and thereafter	100.000%
      In addition, prior to May 15, 2006 the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of 6 1/2% senior subordinated notes due 2013 at a redemption price equal to 106.5% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption, at least 65% of the aggregate principal amount of 6 1/2% senior subordinated notes due 2013 would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of an Equity Offering. The Company shall effect such redemption on a pro rata basis. Additionally, prior to May 15, 2008, the Company may, at its option, redeem the notes upon a Change of Control. See “— Change of Control.”
Selection and Notice
      If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, in the absence of such requirements or if the notes are not so listed, on a pro rata basis, provided that no such notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Change of Control
      Change of Control Offer. Upon the occurrence of a Change of Control, each holder of notes will have the right to require that the Company purchase all or a portion of such holder’s notes in cash pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.
      The provisions of the indenture provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness to permit the purchase of the notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the notes pursuant to the provisions described below.
      Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes to the paying agent and registrar for the notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.
      Change of Control Redemption. In addition, the provisions of the indenture provide that, prior to May 15, 2008, upon the occurrence of a Change of Control, the Company will have the option to redeem the notes in whole but not in part (a “Change of Control Redemption”) at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of notes, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of the notes within 30 days following the date the Change of Control occurred (the “Change of Control Redemption Date”) and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable in connection with the purchase of notes pursuant to a Change of Control Offer.
      These “Change of Control” covenants will not apply in the event of (a) changes in a majority of the board of directors of the Company or LIN TV so long as a majority of such board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders (including Hicks, Muse, Tate & Furst, its officers and directors, and their respective Affiliates (Permitted Holders is defined in “— Certain Definitions — Change of Control”)). In addition, the Change of Control Offer requirement is not intended to afford holders of the notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of the notes, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the notes, but would increase the amount of Indebtedness outstanding at such time. However, the provisions of the indenture contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” and “— Certain Covenants — Merger, Consolidation and Sale of Assets” below.
      With respect to the sale of “all or substantially all” the assets of the Company, which would constitute a Change of Control for purposes of the indenture, the meaning of the phrase “all or substantially all” varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the notes should be subject to a Change of Control Offer.
      The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facilities. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities may prohibit the Company’s prepayment of notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior

Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain the requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture.
      None of the provisions in the indenture relating to a purchase of the notes upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the indenture may, directly or indirectly, affect the Company’s obligation to purchase the outstanding notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.
Ranking and Subordination
      The payment of the principal of, premium (if any), and interest on the notes, and any liquidated damages (“Additional Amounts”) under the exchange and registration rights agreement relating to the notes, is subordinated in right of payment, to the extent set forth in the indenture, to the payment when due of all existing and future Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “Satisfaction and Discharge of Indenture; Defeasance” below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of December 31, 2004 the Company had $322.1 million of Senior Indebtedness outstanding (excluding unused commitments). Although the indenture contains limitations on the amount of additional Indebtedness that the Company and its subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured. See “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock.”
      Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the indenture. The notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.
      The Company may not pay principal of, premium (if any) or interest on or Additional Amounts with respect to, the notes or make any deposit pursuant to the provisions described under “— Satisfaction and Discharge of Indenture; Defeasance” below and may not otherwise redeem, purchase or retire any notes (collectively, “pay the notes”) if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid; provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the notes (except (i) in Qualified Capital Stock issued by the Company to pay interest on the notes or issued in exchange for the notes, (ii) in securities substantially identical to the notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the notes and having a Weighted Average Life to Maturity at least equal to the remaining

Weighted Average Life to Maturity of the notes) for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice has been cured or waived or is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facilities), the agent under the Senior Credit Facilities may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period. No nonpayment default that existed or was continuing on the date of delivery of any Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.
      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or Cash Equivalents, of the Senior Indebtedness before the holders of the notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full, in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to the trustee or to holders of the notes that, due to the subordination provisions, should not have been made to them, the trustee or such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.
      If payment of the notes is accelerated because of an Event of Default (as defined below in “ — Events of Default”), the Company or the trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that the Company and the trustee shall be obligated to notify such a Representative (other than with respect to the Senior Credit Facilities) only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the trustee (and the Company and the trustee shall be obligated only to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, the Company may not pay the notes (except payment (i) in Qualified Capital Stock issued by the Company to pay interest on the notes or issued in exchange for the notes, (ii) in securities substantially identical to the notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the notes and have a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the notes), until five Business Days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.
      By reason of such subordination provisions contained in the indenture, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the notes) may recover less, ratably, than holders of Senior Indebtedness. In addition, the indenture does not prohibit the transfer or contribution of assets of the Company to its Restricted Subsidiaries. In the event of any such transfer or contribution, holders of the notes will be effectively subordinated to the claims of creditors of such Restricted Subsidiaries with respect to such assets.
Guarantees of the New Notes
      Each of the Guarantors will unconditionally guarantee on a joint and several basis (the “Guarantees”) all of the Company’s obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The Guarantees will be unsecured senior subordinated obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of existing and future Senior Indebtedness of such Guarantor substantially to the same extent as the notes are subordinated to all existing and future Senior Indebtedness of the Company. The Guarantors have also guaranteed all obligations under the Senior Credit Facilities, and each Subsidiary Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facilities. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.
      The indenture provides that the Company shall cause each Restricted Subsidiary who is a Guarantor to (i) execute and deliver to the trustee a supplemental indenture in a form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guarantee all of the Company’s obligations under the notes and indenture on the terms set forth therein and (ii) deliver to the trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the indenture) be a Guarantor for all purposes of the indenture.
      Each Guarantee will be a continuing Guarantee and will (a) remain in full force and effect until payment of all of the obligations covered thereby, except as provided below, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the trustee, holders of the notes and their successors, transferees and assigns.
      The indenture provides that if the notes thereunder are defeased in accordance with the terms of the indenture, or if all or substantially all of the assets of any Subsidiary Guarantor or all of the equity interest in any Subsidiary Guarantor are sold (including through merger, consolidation, by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” or (y) the Company delivers to the trustee an officer’s certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” and within the time limits specified by such covenant, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the equity interests of such Subsidiary Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Guarantee obligations in respect of indenture and the notes.
      Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary shall upon such designation be released and discharged of its Guarantee obligations in respect of the indenture and the notes and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary shall upon such redesignation be required to become a Subsidiary Guarantor.

Certain Covenants
      The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock.
      (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company so long as it is so held); provided, however, that the Company and its Restricted Subsidiaries that are Guarantors may incur Indebtedness or issue shares of such Capital Stock if, in either case, the Company’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.
      (b) The Company will not incur or suffer to exist, or permit any of its Restricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.
      Limitation on Layering. The Company will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the notes).

Limitation on Restricted Payments.
      (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries, to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

(i) a Default or Event of Default shall have occurred and be continuing; or

(ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant; or

(iii) the aggregate amount of Restricted Payments made subsequent to June 1, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a)(x) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to June 1, 2001 to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to June 1, 2001 by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to June 1, 2001 of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Company as a capital contribution subsequent to June 1, 2001, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from, and without duplication, (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Restricted Subsidiary, the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Cash Flow, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person’s Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the “Merger, Consolidation and Sale of Assets” covenant subsequent to June 1, 2001; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company’s Capital Stock, plus (f) $15,000,000.

      (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of, Disqualified Capital Stock; (3) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the “Merger, Consolidation and Sale of Assets” covenant; provided, however, that no such payment may be made pursuant to this clause (3) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; (4) payments to enable LIN TV Corp. to pay dividends on its Capital Stock (other than Disqualified Capital Stock) in an annual amount not to exceed $21,770,000; (5) payments by the Company to fund the payment by any company as to which the Company is, directly or indirectly, a Subsidiary (a “Holding Company”) of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect Holding Company and so long as the aggregate amount of payments pursuant to this clause (5) does not exceed $1,000,000 in any calendar year; (6) payments by the Company to repurchase, or to enable a Holding Company to repurchase, Capital Stock or other securities from employees of the Company or a Holding Company in an aggregate amount not to exceed $15,000,000 since June 1, 2001; (7) payments by the Company to redeem or repurchase, or to enable a Holding Company to redeem or repurchase, stock purchase or similar rights granted by the Company or a Holding Company with respect to its Capital Stock in an aggregate amount not to exceed $500,000 since June 1, 2001; (8) payments, not to exceed $200,000 in the aggregate since June 1, 2001, to enable the Company or a Holding Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (9) payments by the Company to fund taxes of a Holding Company for a given taxable year in an amount equal to the Company’s “separate return liability,” as if the Company were the parent of a consolidated group (for purposes of this clause (9) “separate return liability” for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year); and (10) payments by the Company to Hicks, Muse, Tate & Furst Partners in accordance with the terms of the Financial Advisory Agreement; provided, however, that in the case of clauses (3), (4), (6), (7) and (8) no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to June 1, 2001, amounts expended pursuant to clauses (1), (4), (6), (7) and (8) shall be included in such calculation.
      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income or profit therefrom, unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the notes and all other amounts due under the indenture, and in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary’s Guarantee of the notes and all other amounts due under the indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the notes or such Subsidiary’s Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness and (ii) Liens securing Indebtedness described in clause (xi) of the definition of Permitted Indebtedness; provided that such Liens cover only the property referred to in such definition.
      Merger, Consolidation and Sale of Assets. The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets determined on a consolidated basis for the Company to another Person or adopt a plan of liquidation unless (i) either (1) the Company is the Surviving Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such Surviving Person shall assume all of the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), (x) no Default or Event of Default shall have occurred and be continuing and (y) the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant; and (iv) the Company has delivered to the trustee prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock or assets of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding and without compliance with the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate thereof organized solely for the purpose of reorganizing the Company in another jurisdiction in the U.S. to realize tax or other benefits.
      In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, as the case may be, and the Company shall be discharged from its Obligations under the indenture and the notes.
      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $10,000,000, by the board of directors of the Company, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Restricted Subsidiary to apply, such Net Cash Proceeds within 360 days of receipt thereof either (A) to repay any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary of the Company (and, to the extent such Senior Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Company may temporarily repay Senior Indebtedness using the Net Cash Proceeds from such Asset Sale and thereafter use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 540 days of the date of receipt of such Net Cash Proceeds or (C) to purchase notes and other Senior Subordinated Indebtedness, pro rata tendered to the Company for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a “Net Proceeds Offer”); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $15,000,000.
      Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to holders of notes not more than 360 days after the relevant Asset Sale or, in the event the Company or a Restricted Subsidiary has entered into a binding agreement as provided in (B) above, within 360 days following the termination of such agreement but in no event later than 540 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders of notes may elect to tender their notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender notes in an amount which, together with all other Senior Subordinated Indebtedness so tendered, exceeds the Net Proceeds Offer, notes and other Senior Subordinated Indebtedness of tendering holders will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered, or, if applicable, the aggregate accreted value tendered). To the extent that the aggregate principal amount of notes tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount or aggregate accreted value, as the case may be, of all other Senior Subordinated Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered notes and other Senior Subordinated Indebtedness for any purposes not otherwise prohibited by the indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer.
      Limitation on Asset Swaps. The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing, (ii) in the event such Asset Swap involves an aggregate amount in excess of $10,000,000, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50,000,000, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.
      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Restricted Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on May 12, 2003 (including the Senior Credit Facilities and the Senior Notes) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification; (6) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien; (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement; (10) restrictions relating to Subsidiary Preferred Stock that require that due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary’s common stock or (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in the indenture.
      Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Restricted Subsidiary of the Company or among Restricted Subsidiaries of the Company) (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm’s-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the

Company, if any; provided, further, that for a transaction or series of related transactions involving value of $15,000,000 or more, the board of directors of the Company has received an opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder; (2) any obligations of the Company under any employment agreement, noncompetition or confidentiality agreement with any officer of the Company, as in effect on May 12, 2003 (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant); (3) any Restricted Payment permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments”; (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company; and (5) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries consistent with past practices; and (6) payments by the Company to Hicks, Muse, Tate & Furst Partners in accordance with the terms of the Financial Advisory Agreement.
      Guarantees by Restricted Subsidiaries. The Company will not create or acquire, nor cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create or acquire, any Subsidiary other than (A) an Unrestricted Subsidiary in accordance with the other terms of the indenture or (B) a Restricted Subsidiary that, either (i) simultaneously with such creation or acquisition, executes and delivers a supplemental indenture to the indenture pursuant to which it will become a Subsidiary Guarantor under the indenture in accordance with “— Guarantees of the Notes” above or (ii) does not satisfy the definition of a Subsidiary Guarantor.
      Reports. So long as any of the notes are outstanding, the Company will provide to the trustee and the holders of notes and file with the Securities and Exchange Commission (the “Commission”), to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), regardless of whether the Company is then obligated to file such reports.
Events of Default
      The following events are defined in the indenture as “Events of Default”: (i) the failure to pay interest on the notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under “— Ranking and Subordination” above); (ii) the failure to pay principal of or premium, if any, on any notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under “— Ranking and Subordination” above); (iii) a default in the observance or performance of any other covenant or agreement contained in the notes or the indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the trustee or holders of at least 25% in aggregate principal amount of outstanding notes; (iv) the failure to pay at the stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $15,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries.

      Upon the happening of any Event of Default specified in the indenture, the trustee may, and the trustee upon the request of holders of 25% in principal amount of the outstanding notes shall, or the holders of at least 25% in principal amount of outstanding notes may, declare the principal of all the notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facilities, will become due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five Business Days after receipt by the Company and the agent under the Senior Credit Facilities of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.
      At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes then outstanding (by notice to the trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration has been paid, (iv) the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of “— Events of Default” above, the trustee has received an Officers’ Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.
      The Company is required to deliver to the trustee, within 120 days after the end of the Company’s fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the indenture. In addition, the Company will be required to notify the trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.
      Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default thereunder should occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
Satisfaction and Discharge of Indenture; Defeasance
      The Company may terminate its obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the notes (except for certain obligations of the Company to register the transfer or exchange of such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the indenture, if the Company deposits with the trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the notes on the dates such payments are due or through any date of redemption, if earlier than the dates such payments are due, in any case in accordance with the terms of such notes, as well as the trustee’s fees and expenses. To exercise either such option, the Company is required to deliver to the trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the “IRS”) to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers’ Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.
Modification of the Indenture
      From time to time, the Company and the trustee, together, without the consent of the holders of the notes, may amend or supplement the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes, except that, without the consent of each holder of the notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes; (iii) reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any notes payable in money other than that stated in the notes and the indenture; (v) make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of, premium on and interest on such note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the notes to waive a Default or Event of Default; or (vi) after the Company’s obligation to purchase the notes arises under the indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.
Concerning the Trustee
      The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law
      The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.
      “Acquired Preferred Stock” means the Preferred Stock of any Person at such time as such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.
      “Affiliate” means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. JPMorgan Chase Bank (“Chase”), Deutsche Bank Trust Company Americas (“Deutsche”) and their respective Affiliates shall not be deemed Affiliates of the Company by reason of the Senior Credit Facilities or their direct or indirect investments in any fund managed by Hicks, Muse, Tate & Furst or any Person in which any such fund is invested.
      “Applicable Premium” means, with respect to a note at any Change of Control Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at May 15, 2008 (such redemption price being described under “— Optional Redemption”) plus (2) all semi-annual payments of interest through, May 15, 2008 computed using a discount rate equal to the Treasury Rate plus 75 basis points over (B) the principal amount of such note.
      “Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be consolidated or merged with the Company or any Restricted Subsidiary of the Company or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.
      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (excluding any sale and leaseback transaction or any pledge of assets or stock by the Company or any of its Restricted Subsidiaries) to any Person other than the Company or a Restricted Subsidiary of the Company of (i) any Capital Stock of any Restricted Subsidiary of the Company or (ii) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the “Limitation on Asset Sales” covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or any of its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000, (b) transactions permitted under the “Limitation on Asset Swaps” covenant, (c) transactions covered by the “Merger, Consolidation and Sale of Assets” covenant, (d) a Restricted Payment that otherwise qualifies under the “Limitation on Restricted Payments” covenant, (e) any disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business and (f) any transaction that constitutes a Change of Control. Solely for purposes of the second to last paragraph of “— Guarantees of the New Notes” an Asset Sale is deemed to include a sale, conveyance or transfer by the Representative following a foreclosure on such assets.
      “Asset Swap” means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with “Certain Covenants — Limitation on Asset Sales.”
      “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.
      “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
      “Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.
      “Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.
      “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of the indenture), other than to Hicks, Muse, Tate & Furst or any of its Affiliates, officers or directors (the “Permitted Holders”); or (ii) a majority of the board of directors of the Company or LIN TV shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect subsidiary of any Permitted Holder, including without limitation a Holding Company) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

      “Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement.
      “Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP and (iii) the lesser of (x) dividends or distributions paid in cash to such Person or its Restricted Subsidiary by another Person whose results are reflected as a minority interest in the consolidated financial statements of such first Person and (y) such Person’s equity interest in the Consolidated Cash Flow of such other Person (but in no event less than zero), except, that in the case of the Joint Venture, (x) such amount shall not exceed 10% of the Consolidated Cash Flow of the Company for such period and (y) such first Person shall be deemed to have received by dividend its proportionate share of distributable cash retained by the Joint Venture to fund the interest reserve.
      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Agreements (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.
      “Consolidated Net Income” of any Person means, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, and (e) the net income or loss of any Person, other than a Restricted Subsidiary; and provided further, however, that there shall be added to net income in an amount equal to the consolidated cash flow losses attributable to stations which the Company or any of its Restricted Subsidiaries operates pursuant to local marketing agreements provided that such addback shall not exceed $3,000,000 in any Four Quarter Period (as defined in “— Leverage Ratio”).
      “Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
      “Continuing Director” means, as of the date of determination, any Person who (i) was a member of the board of directors of the Company or LIN TV on May 12, 2003, (ii) was nominated for election or elected to the board of directors of the Company or LIN TV, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder (as defined in “— Change of Control”) .
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
      “Designated Senior Indebtedness” means (i) all obligations under the Senior Credit Facilities and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.
      “Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.
      “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to May 15, 2013 shall be deemed Disqualified Capital Stock.
      “Exchangeable Debentures” means the 2.50% Exchangeable Senior Subordinated Debentures due 2033 of the Company.
      “Equity Offering” means a private sale or public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company).
      “Financial Advisory Agreement” means the Financial Advisory Agreement by and among the Company, LIN Holdings Corp. and Hicks, Muse, Tate & Furst Partners, as in effect on May 12, 2003.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the original issue date of the notes including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
      “Guarantor” means (i) LIN TV Corp. and (ii) each Subsidiary Guarantor.
      “Guarantor Senior Indebtedness” means, as to any Guarantor, Senior Indebtedness of such Guarantor, it being understood that for the purpose of this definition, all references to the Company in the definition of Senior Indebtedness shall be deemed references to such Guarantor.
      “Holders” means the registered holders of the notes.
      “Indebtedness” means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Agreements, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above, (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Interest Swap Agreements” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.
      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement, but excluding (i) any debt or extension of credit represented by a bank deposit other than a time deposit and (ii) advances to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the “Limitation on Restricted Payments” covenant, (A) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” (if positive) equal to (1) the Company’s “Investment” in such Unrestricted Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated from an Unrestricted Subsidiary to a Restricted Subsidiary; and (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Company.
      “Joint Venture” means the television station joint venture formed pursuant to an agreement dated January 15, 1998, as amended, by and between NBC, the Company and certain affiliates of the Company and NBC a party thereto, pursuant to which both the Company and NBC will contribute television stations to the Joint Venture in exchange for equity interests therein.
      “Leverage Ratio” means, as to any Person, the ratio of (i) the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of such Person and of all outstanding Preferred Stock of Restricted Subsidiaries of such Person (other than any such Disqualified Capital Stock or Preferred Stock held by such Person or any of its Restricted Subsidiaries) to (ii) the Consolidated Cash Flow of such Person for the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination.
      For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred has occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, “Consolidated Cash Flow” shall be calculated on a pro forma basis after giving effect to (i) the Transactions, (ii) the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence

(and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (iii) any Asset Sales (including those excluded from the definition thereof by clauses (b), (c) or (d) of the definition thereof) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) or Asset Swaps at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition) or Asset Swap occurred on the first day of the Four Quarter Period and (iv) cost savings resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, “Cost Savings Measures”), which cost savings the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Asset Acquisition or Asset Swap (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such Asset Acquisitions or Asset Swap; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer’s certificate delivered to the trustee at the time of the consummation of the Asset Acquisition or Asset Swap and (B) with respect to each Asset Acquisition or Asset Swap completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition or Asset Swap to effect the Cost Savings Measures identified in such officer’s certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating “Consolidated Interest Expense” for purposes of the calculation of “Consolidated Cash Flo w,” (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
      “Lien” means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Restricted Subsidiary engaged in such Asset Sale), (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) any reserves established in accordance with GAAP for adjustment in respect of the sales price of the asset or assets subject to such Asset Sale or for any liabilities associated with such Asset Sale and (v) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.
      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.
      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.
      “Permitted Indebtedness” means, without duplication, (i) Indebtedness outstanding on May 12, 2003 (including the Senior Notes and the Exchangeable Debentures); (ii) Indebtedness of the Company and any of its Restricted Subsidiaries that is a Guarantor (a) outstanding under the Senior Credit Facilities (including letter of credit obligations); provided that the aggregate principal amount at any time outstanding does not exceed $570,000,000; or (b) incurred under the Senior Credit Facilities pursuant to and in compliance with (x) clause (v) of this definition or (y) the proviso in the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” above; (iii) Indebtedness evidenced by or arising under the notes and the indenture, in each case, incurred on May 12, 2003; (iv) Interest Swap Agreements, Commodity Agreements and Currency Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes; (v) additional Indebtedness of the Company or any of its Restricted Subsidiaries that is a Guarantor not to exceed $50,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facilities); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company; (viii) guarantees by the Company or Restricted Subsidiaries of any Indebtedness permitted to be incurred pursuant to the indenture; (ix) Indebtedness in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $50,000,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $7,500,000 at any time outstanding.
      “Permitted Investments” means (i) Investments by the Company or any Restricted Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Restricted Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided, however, that if any such Investment or series of related Investments involves an Investment by the Company in excess of

$10,000,000, the Company is able, at the time of such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant, (ii) Investments received by the Company or its Restricted Subsidiaries as consideration for a sale of assets made in compliance with the other terms of the indenture, (iii) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on May 12, 2003 or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Restricted Subsidiary of the Company and Investments in the Company or any Restricted Subsidiary by any Restricted Subsidiary of the Company, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Restricted Subsidiary thereof for purposes of purchasing the Company’s or a Holding Company’s Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or any Restricted Subsidiary and (vii) additional Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.
      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
      “Productive Assets” means assets of a kind used or usable by the Company and its Restricted Subsidiaries in the broadcast business or businesses reasonably related, ancillary or complementary thereto, and specifically includes assets acquired through Asset Acquisitions (it being understood that “assets” may include Capital Stock of a Person that owns such Productive Assets, provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary of the Company).
      “Public Equity Offering” means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company), pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
      “Refinancing Indebtedness” means any refinancing by the Company of Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.
      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.
      “Restricted Payment” means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company’s Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for

Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).
      “Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of May 12, 2003. The board of directors of the Company may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock” covenant.
      “Secured Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.
      “Senior Credit Facilities” means the Senior Credit Facilities, under that certain Amended and Restated Credit Agreement dated as of February 7, 2003, among LIN Holdings Corp., the Company, Televicientro of Puerto Rico, LLC, JPMorgan Chase Bank, as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, The Bank of Nova Scotia, Fleet National Bank and Morgan Stanley Senior Funding, as co-documentation agents, and the other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).
      “Senior Indebtedness” means, whether outstanding on May 12, 2003 or thereafter issued, all Indebtedness of the Company, including interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness ranks equally with the notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Restricted Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) (4) any Indebtedness, guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, including any Senior Subordinated Indebtedness or (5) obligations in respect of any Capital Stock.
      “Senior Notes” means the 8% senior notes due 2008 of the Company issued under the Senior Notes Indenture.
      “Senior Notes Indenture” means the Indenture, as amended or supplemented from time to time, dated June 14, 2001 among the Company, the guarantors named therein and United States Trust Company of New York, as trustee.
      “Senior Subordinated Indebtedness” means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.
      “Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as such rule is in effect on May 12, 2003.

      “Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the indenture.
      “Subsidiary Guarantor” means each of the Company’s direct and indirect, existing and future, Restricted Subsidiaries, other than a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof, provided that such Subsidiary’s assets and principal place of business are located outside the United States and shall include each of the Company’s Subsidiaries that guarantee the Senior Credit Facilities.
      “Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.
      “Transactions” means consummation of the initial offerings of the old notes and Exchangeable Debentures and the use of proceeds thereof (collectively).
      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to May 15, 2008; provided, however, that if the period from the Change of Control Redemption Date to May 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to May 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Unrestricted Subsidiary” means a Subsidiary of the Company so designated by a resolution adopted by the board of directors of the Company; provided, however, that (a) neither the Company nor any of its other Restricted Subsidiaries (1) provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock” covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the trustee by the filing with the trustee of a certified copy of the resolution of the Company’s board of directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
Book-Entry Delivery and Form
      The new notes will be issued in the form of one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Company will deposit the Global Notes, upon issuance, with the trustee as custodian for The Depository Trust Company (“DTC”), as the Depositary, in New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or its nominee, or to a successor of DTC or its nominee. You may not exchange beneficial interests in the Global Notes for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
      Exchange of Book-Entry Notes for Certificated Notes. You may not exchange a beneficial interest in a Global Note for a note in certificated form unless:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor Depositary within 90 days,

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

(3) there shall have occurred and be continuing an Event of Default with respect to the notes.
In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated note issued in exchange for an interest in a Global Note will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security registrar to reflect a decrease in the principal amount of the relevant Global Note.
      Certain Book-Entry Procedures for Global Notes. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Company that it is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System, and

•	a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser, and beneficial owner, of such securities is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of the holdings of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect.
      As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such Global Note for all purposes under the indenture and the notes.
      Except in the limited circumstances described above under “— Exchange of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note (or any notes represented thereby) under the indenture or the notes.
      Investors who are not “United States persons,” as defined under the Securities Act, who purchased old notes in reliance on Regulation S hold their interests in old notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream are direct participants in the DTC system. We understand that Euroclear and Clearstream each maintains records of the beneficial interests of their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer among their respective account holders.
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      The Company will make payments of the principal, of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither the Company, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a Global Note representing any notes held by it or its nominee, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee. The

Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants. Neither the Company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.
      Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer and exchange restrictions applicable to the notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interest in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.
      DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in Global Notes.

DESCRIPTION OF OTHER INDEBTEDNESS
      As of March 31, 2005, we had outstanding senior credit facilities, the old notes and 2.50% exchangeable senior subordinated debentures due 2033. In addition, our joint venture with NBC had outstanding a note to General Electric Capital Corporation. These instruments are described below.
      We have previously filed copies of the credit agreement governing our senior credit facilities and the indenture governing our 2.50% exchangeable debentures as exhibits to the reports filed by us with the SEC. We have incorporated these documents by reference into this prospectus, and they qualify this summary in its entirety. A copy of the documents may be obtained by contacting us as described in the section of this prospectus entitled “Where You Can Find More Information.”
Senior Credit Facilities
      The senior credit facilities consist of a $160.0 million revolving credit facility and a $170.0 million term loan. The senior credit facilities are general secured obligations and rank equally in right of payment with all our existing senior debt and senior in right of payment to all our existing and future subordinated indebtedness. LIN TV and each of our existing, or hereinafter created or acquired, subsidiaries guarantee the senior credit facilities on a senior basis. We and each subsidiary guarantor have also granted a security interest in all or substantially all of our assets to secure the obligations under the senior credit facilities.
      The revolving credit facility is available to us through March 11, 2010, the scheduled termination date, for our general corporate purposes including, without limitation, permitted acquisitions and redemptions not to exceed $50.0 million in the aggregate of our common stock and/or our subsidiaries’ publicly traded indebtedness and may from time to time request the lenders to increase the aggregate amount of the commitments under the revolving credit facility up to a total of $235.0 million.
      We obtained the $170.0 million term loan on March 11, 2005 as part of the senior credit facility. In March 2005, we used the proceeds from the term loan to repay the balance on our existing term loan and for general corporate purposes. The repayment of the term loan begins March 31, 2006 with $4.3 million repaid each quarter until final maturity on March 11, 2011.
      Borrowings under the senior credit facilities bear interest at a rate based, at our option, on an adjusted LIBOR rate, plus an applicable margin range of 2.00% to 2.25% for the term loan and 1.50% to 2.75% for the revolving credit facility depending on whether we have met certain ratios specified in the credit agreement. We are required to pay quarterly commitment fees ranging from 0.375% to 0.750%, based upon our leverage ratio for that particular quarter, on the unused portion of the senior credit facilities, in addition to annual agency and other administration fees.

Prepayments
      The senior credit facilities permit us to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, we are required to make mandatory prepayments of term loans, and thereafter mandatory reductions of our revolving credit commitment, subject to certain exceptions and subject to a reduction to zero based upon our financial performance, in amounts equal to 50% of the net cash proceeds of certain issuances of debt or equity of certain of our subsidiaries; and 100% of the net cash proceeds of certain dispositions of assets.
      Mandatory and optional prepayments of the term loans are allocated pro rata between the term loans as applicable, and applied ratably based on the number of remaining installments under each. Any prepayment of adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

Covenants
      The senior credit facilities contain covenants that, among other things, restrict the ability of us and our subsidiary guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business we conduct, make capital expenditures, engage in certain transactions with affiliates and otherwise restrict various corporate activities. In addition, under the senior credit facilities, we are required to comply with specified financial ratios, including minimum interest coverage ratios and maximum leverage ratios.
      The senior credit facilities also contain provisions that prohibit any modification of the indentures governing our senior subordinated notes and senior notes in any manner adverse to the lenders and that will limit our ability to refinance or otherwise prepay our senior subordinated notes or senior notes without the consent of those lenders.

Events of Default
      The senior credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.
2.50% Exchangeable Debentures
      We have outstanding $125.0 million in aggregate original principal amount of 2.50% exchangeable senior subordinated debentures due 2033. The debentures are exchangeable for class A common stock of LIN TV. Interest on these debentures accrues at a rate of 2.50% and is payable semi-annually on May 15 and November 15 of each year. We may be required to pay contingent interest to holders of the debentures during any six-month period from and including an interest payment date to but excluding the next interest payment date, starting with the six-month period beginning May 15, 2008. We will pay this contingent interest if the average trading price of the debentures for a five trading day measurement period immediately preceding the beginning of the applicable six-month period equals 120% or more of the principal amount of the debentures. When payable, the contingent interest will equal 0.25% per annum, calculated on the average trading price of $1,000 principal amount of debentures during the five trading day measuring period.
      We may redeem for cash all or a portion of the debentures at any time on or after May 20, 2008 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest. Holders of the debentures may require us to purchase all or a portion of their debentures on May 15, 2008, 2013, 2018, 2023 or 2018, at 100% of the principal amount thereof, plus accrued and unpaid interest.
      The debentures are general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness including our senior credit facilities and our senior notes and rank equally in right of payment with all our senior subordinated indebtedness, including the old notes and new notes subject to this exchange offer. LIN TV and each of our direct and indirect, existing and future, domestic restricted subsidiaries guarantee on a senior subordinated basis all of our obligations under the debentures.
      The indenture governing these debentures contains a fundamental change provision which states, among other things, that upon a fundamental change the holders of the debentures may require us to purchase all or part of its debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.
General Electric Capital Corporation
      General Electric Capital Corporation, or GECC, provided debt financing in connection with the formation of our joint venture with NBC in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum until March 2, 2013 and 9.0% per annum thereafter. The cash flow generated by the joint venture has serviced the interest on the note and operational requirements of the joint venture since 1998 and has generated an average of $34.5 million in cash distributions over the last three years. We believe the fair value of the underlying assets of the joint venture is in excess of the carrying values of its assets or the GECC note. The GECC note is not an obligation of ours, but is recourse to the joint venture, the Company’s equity interests in the joint venture and to LIN TV Corp., pursuant to a guarantee. If the joint venture were unable to pay principal or interest on the GECC note and GECC could not otherwise get its money back from the joint venture, GECC could require LIN TV Corp. to pay the shortfall of any outstanding amounts under the GECC note. If this happened, we could experience material adverse consequences, including:

•	GECC could force LIN TV Corp. to sell the stock of LIN Television held by LIN TV Corp. to satisfy outstanding amounts under the GECC note;

•	if more than 50% of the ownership of LIN Television had to be sold to satisfy the GECC note, it could cause an acceleration of our senior credit facilities and senior notes; and

•	if the GECC note is prepaid because of an acceleration on default or otherwise, or if the note is repaid at maturity, we may incur a substantial tax liability.
      The joint venture is approximately 80% owned by NBC, and NBC controls the operations of the stations through a management contract. Therefore, the operation and profitability of those stations and the likelihood of a default under the GECC note are primarily within NBC’s control.
SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES
      The following summary describes the material United States federal income tax consequences and, in the case of a beneficial holder of notes that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. For United States federal income and estate tax purposes, a beneficial holder of the notes is treated as the actual owner of the notes.
      This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies,

•	traders in securities,

•	United States holders (as defined below) whose functional currency is not the United States dollar,

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction,

•	some United States expatriates,

•	banks or other financial institutions,

•	insurance companies, and

•	entities that are tax-exempt for United States federal income tax purposes.
      This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income tax or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax or estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions set forth in this summary, and there can be no assurance that the internal revenue service or a court will agree with such statements and conclusions. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders
      The following summary applies to you only if you are a United States holder.

Definition of a United States Holder
      A “United States holder” is a beneficial holder of a note or notes who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation or other entity classified as a corporation for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state, or

•	an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.
      If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisor.

Pre-Issuance Accrued Interest
      A portion of the purchase price of each original note upon initial issuance was attributable to interest that had accrued prior to the issue date of the original notes. We believe that a portion of the first interest payment equal to such amount should be treated as a return of the pre-issuance accrued interest to an initial holder of each note, rather than as interest payable on the note. If this position is respected, as will be assumed for purposes of the remainder of this summary, each initial holder’s basis in the note would exclude the pre-issuance accrued interest and our payment of such amount would not be treated as taxable income to such an initial holder. Initial holders should consult their own tax advisors concerning the tax treatment of the pre-issuance accrued interest.

Payments of Interest
      Interest on your notes will be taxed as ordinary interest income. If you:

•	use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest, and

•	use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Market Discount
      A holder that purchases a note after its original issue may be affected by the “market discount” rules of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds its acquisition price. Subject to a de minimis exception, the market discount rules generally require a holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, market discount is treated as accruing on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made, and may not be revoked without the consent of the Internal Revenue Service.
      A holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. A holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the election to include market discount in income on a current basis is made.

Amortizable Bond Premium
      If a holder is issued or acquires a note for an amount that is in excess of the note’s stated redemption price at maturity, such holder will generally be considered to have purchased a note with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature, if any, of a note. A holder generally may elect to amortize amortizable bond premium on a constant yield-basis. The amount amortized in any year generally will be treated as a reduction of the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior interest inclusions with respect to the note. However, because of our rights to optionally redeem the notes at any time on or after May 15, 2008 (see “Description of the New Notes — Optional Redemption”), special rules apply that may result in the deferral of amortization of some of the bond premium, based on the assumption that we will exercise our redemption rights so as to maximize the yield to the holders of notes. If such optional redemption rights expire unexercised, bond premium will generally be recalculated. If you elect to amortize bond premium, you should consult with your own tax advisor concerning the manner in which the bond premium will be amortized. The premium on a note held by a holder that does not make an election to amortize bond premium will decrease the gain or increase the loss otherwise recognizable on a disposition of the note.
      The election to amortize the premium on a constant yield basis generally applies to all notes held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

Repurchase at Option of Holders; Liquidated Damages
      As described in this prospectus under the headings “Description of the New Notes — Change of Control,” under certain circumstances, we may be obligated to purchase your notes at a price in excess of the aggregate principal amount plus accrued interest. We intend to take the position that the likelihood of any such repurchase is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Accordingly, payments in excess of the aggregate principal amount plus accrued interest upon such a repurchase should be treated as capital gain. In addition, as described under the heading “The Exchange Offer — Purpose and Effect of Exchange Offer; Registration Rights,” we may be required to pay you liquidated damages in specified circumstances. We intend to take the position that the possibility of the payment of liquidated damages is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Accordingly, payments of liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of accounting. Our determination that the possibility of a repurchase under the circumstances described above and the possibility of the payment of liquidated damages are a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service on your tax return for the year in which you acquire the note. The Internal Revenue Service, however, may take a contrary position to us, which could affect the timing of both your income and our deduction with respect to interest on the notes. If we fail to register the new notes we intend to offer in exchange for the old notes for sale to the public or undergo a change of control within the meaning of the indenture governing the notes, you should consult your tax advisor concerning the appropriate tax treatment of excess payments upon a repurchase of the notes or the payment of liquidated damages on the notes.

Sale or Other Disposition of Notes
      Your tax basis in your notes generally will be their cost increased by the amount of any accrued but unpaid interest that has been taxed to you if you are an accrual method taxpayer and the amount of any market discount previously included in your income and decreased by the amount of any amortizable bond premium previously deducted by you. You generally will recognize taxable gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest not previously taxed, which will be taxable in the manner described above under the heading “— Payments of Interest,” and

•	your tax basis in the notes.
      Your gain or loss generally will be capital gain or loss except that gain attributable to market discount not previously included in your income will be taxable to you as ordinary income as described above under “— Market Discount.” Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition, you have held the notes for more than one year. Long-term capital gain recognized by non-corporate taxpayers is generally taxed at preferential rates (15% through December 31, 2008). The deductibility of capital losses is subject to limitations.

Exchange Offer
      The exchange of old notes for new notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes. As a result, you should not recognize taxable gain or loss as a result of the exchange of your old notes for new notes, the holding period of the new notes should include the holding period of the old notes surrendered in exchange therefor and your tax basis in the new notes should equal your adjusted tax basis in the old notes immediately prior to the surrender of such old notes pursuant to the exchange offer.

Backup Withholding; Information Reporting
      The Internal Revenue Code and the Treasury Regulations require those who make specified payments to U.S. holders to report the payments to the Internal Revenue Service. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax, currently at a rate of 28%, from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by, among other things:

•	failing to provide the recipient’s taxpayer identification number to the payor in the manner required,

•	furnishing an incorrect taxpayer identification number,

•	failing to properly report interest or dividends, or

•	in some circumstances, failing to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. holder is not subject to backup withholding.
A holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. The information reporting and backup withholding rules do not apply to payments to corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We or our paying agent will report to holders of notes and to the Internal Revenue Service the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to those payments.
      Payments of interest to individual holders of notes generally will be subject to the information reporting and backup withholding rules.
      Payments made to holders by a broker upon a sale of notes generally will be subject to the information reporting and backup withholding rules.

      Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided that the required information is furnished to the Internal Revenue Service.
Non-U.S. Holders
      The following summary applies to you if you are a beneficial holder of a note or notes that, for United States federal income tax purposes, is not a United States holder. We refer to beneficial holders who are not United States holders as “non-U.S. holders.” In general, subject to the discussion below concerning information reporting and backup withholding:

Portfolio Interest
      Interest income, including deemed interest income, if any, as discussed above under “— United States Holders; Repurchase at Option of Holders; Liquidated Damages,” of a non-U.S. holder that is not effectively connected with a U.S. trade or business of the holder generally will be subject to withholding tax (described in “— Non-U.S. Holders; Withholding Tax” below) unless the interest qualifies for the portfolio interest exemption.
      Interest paid on the notes to a non-U.S. holder that is not effectively connected with the holder’s U.S. trade or business generally should qualify for the portfolio interest exemption if:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Internal Revenue Code,

•	such holder is not a controlled foreign corporation (within the meaning of Section 957(a) of the Internal Revenue Code) that is related, directly or indirectly, to us through stock ownership,

•	such holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

•	such holder, under penalties of perjury, certifies that it is not a United States person and either provides its name and address and its U.S. taxpayer identification number, if any, or otherwise satisfies the applicable identification requirements.
      The certification requirement described above may be fulfilled if the holder certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that the taxpayer is a non-U.S. holder. If a non-U.S. holder satisfies specified requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business.
      For a discussion of rules generally applicable to interest income that does not qualify for the portfolio interest exemption, see “— Non-U.S. Holders; Withholding Tax” and “— Non-U.S. Holders; Effectively Connected Income” below.

Dispositions of Notes
      A non-U.S. holder of a note generally will not be subject to U.S. federal income tax on gain realized from the sale, exchange or other disposition of such note unless:

•	such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met,

•	such gain is effectively connected with the conduct by the holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is also attributable to a U.S. permanent establishment maintained by the holder, or

•	the holder is subject to Internal Revenue Code provisions applicable to certain U.S. expatriates.

      See “— Non-U.S. Holders; Effectively Connected Income” below, for additional discussion of the rules generally applicable to gains that are effectively connected with the conduct by the holder of a trade or business in the U.S.

Withholding Tax
      Interest income on the notes that is not exempt from U.S. withholding tax under the portfolio interest exemption (as described in “— Non-U.S. Holders; Portfolio Interest” above) generally will be subject to U.S. withholding tax, currently at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or if such income is effectively connected income as described in “— Non-U.S. Holders; Effectively Connected Income” below. Market discount (as discussed above under “— United States Holders; Market Discount”) is not subject to the withholding tax.
      Even if a non-U.S. holder is eligible for a lower treaty rate, we or our paying agent will generally be required to withhold at the full U.S. withholding tax rate, currently 30%, rather than at the lower treaty rate, on such payments to the non-U.S. holder, unless the non-U.S. holder has furnished to us or our paying agent, as applicable:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which such holder certifies, under penalties of perjury, its status as a non-United States person and its entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally an account maintained by such non-U.S. holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate in accordance with the Treasury Regulations.
If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a U.S. income tax treaty, such holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.
      The above discussion may be applicable to liquidated damages (discussed above under “— United States Holders; Repurchase at Option of Holders; Liquidated Damages”), if any, received by a non-U.S. holder. Holders should consult their own tax advisors regarding such determination.

Effectively Connected Income
      If a non-U.S. holder of a note is engaged in a trade or business in the U.S. and if interest on the note or gain realized on the sale, exchange or other disposition of the note is effectively connected with the conduct of such trade or business (and, if U.S. income tax treaties apply, is also attributable to a U.S. permanent establishment maintained by the holder in the U.S.), the holder will generally be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax currently equal to 30%, or such lower treaty rate provided by an applicable U.S. income tax treaty, of a portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Even though effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to the withholding tax if the holder provides a properly executed Internal Revenue Service Form W-8ECI or successor form.
      The above discussion may be applicable to liquidated damages (as discussed above under “— United States Holders; Repurchase at Option of Holders; Liquidated Damages”), if any, received by a non-U.S. holder. Holders should consult their own tax advisors regarding such determination.

U.S. Federal Estate Tax
      A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

Backup Withholding and Information Reporting
      Generally, we or our paying agent must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest and dividends paid to that holder and the tax withheld, if any, with respect to those payments. In the case of payments of interest to a non-U.S. holder, backup withholding will apply unless either the requisite certification has been received or an exemption has otherwise been established.
      Information reporting and backup withholding will generally apply to the proceeds of a disposition of a note by a non-U.S. holder effected by or through the U.S. office of a broker unless the holder certifies its status as a non-U.S. holder and satisfies certain other qualifications, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, some brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
      Copies of information returns may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with those resales. In addition, until July 28, 2005 all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
      Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will reimburse the holders of the old notes for the reasonable fees and disbursements of one counsel acting in connection with the exchange offer. We will also indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.
VALIDITY OF THE NEW NOTES
      Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will pass upon the validity of the new notes and the guarantees for LIN Television and the guarantors.
EXPERTS
      The consolidated financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of LIN TV Corp. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of LIN Television Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Station Venture Holdings LLC as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein, by reference to the Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the year ended December 31, 2004, in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
EXCHANGE AGENT
      We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier:	By Hand Delivery:

The Bank of New York	The Bank of New York
Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit
101 Barclay Street, 7 East	101 Barclay Street, Lobby Window
New York, New York 10286	New York, New York 10286
By Facsimile:
(212) 298-1915
Attn: Giselle Guadalupe
Confirm by telephone:
Giselle Guadalupe
(212) 815-6331

$175,000,000
LIN Television Corporation
6 1/2% Senior Subordinated Notes Due 2013

PROSPECTUS

       If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the date of expiration of this exchange offer. In addition, until July 28, 2005 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Exculpation. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
      Each of LIN Television Corporation and LIN TV Corp. has included such provisions in its respective Certificate of Incorporation, as amended to date.
      Indemnification. Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
      The By-laws, as amended to date, of LIN Television Corporation and the Certificate of Incorporation of LIN TV Corp., as amended to date, provide for indemnification of its respective officers and directors to the full extent permitted by applicable law.
      Insurance. LIN TV Corp. has in effect, and intends to maintain, insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of LIN TV Corp. or is or was serving at the request of LIN TV Corp. or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits
      Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit
Number	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of LIN TV Corp. (filed as Exhibit 3.1 to the Registration Statement on Form S-1 of LIN TV Corp. (Registration No. 333-83068) and incorporated by reference herein).

3.2	Amended and Restated Bylaws of LIN TV Corp. (filed as Exhibit 3.2 to the Registration Statement on Form S-1 of LIN TV Corp. (Registration No. 333-83068) and incorporated by reference herein).

3.3	Restated Certificate of Incorporation of LIN Television Corporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of LIN TV Corp. and LIN Television Corporation for the fiscal quarter ended June 30, 2003 (File No. 000-25206) and incorporated by reference herein).

3.4	Restated By-laws of LIN Television Corporation (filed as Exhibit 3.4 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

Exhibit
Number	Description of Exhibit

3.5	Certificate of Incorporation of Airwaves, Inc. (filed as Exhibit 3.5 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.6	By-laws of Airwaves, Inc. (filed as Exhibit 3.6 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.7	Certificate of Formation of Indiana Broadcasting, LLC (filed as Exhibit 3.7 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.8	Limited Liability Company Agreement of Indiana Broadcasting, LLC (filed as Exhibit 3.8 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.9	Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.1 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.10	Certificate of Amendment to Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.2 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.11	Certificate of Amendment to Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.3 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.12	By-laws of KXAN, Inc. (filed as Exhibit 3.10 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.13	Certificate of Incorporation of KXTX Holdings, Inc. (filed as Exhibit 3.11 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.14	Certificate of Amendment to Certificate of Incorporation of KXTX Holdings, Inc. (filed as Exhibit 3.16 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.15	By-laws of KXTX Holdings, Inc. (filed as Exhibit 3.12 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.16	Certificate of Formation of LIN Airtime, LLC (filed as Exhibit 3.15 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.17	Limited Liability Company Agreement of LIN Airtime, LLC (filed as Exhibit 3.16 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.18	Certificate of Incorporation of LIN Sports, Inc. (filed as Exhibit 3.15 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.19	By-laws of LIN Sports, Inc. (filed as Exhibit 3.16 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.20	Certificate of Incorporation of LIN Television of San Juan, Inc. (filed as Exhibit 3.19 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.21	By-laws of LIN Television of San Juan, Inc. (filed as Exhibit 3.20 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.22	Certificate of Incorporation of LIN Television of Texas, Inc. (filed as Exhibit 3.17 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

Exhibit
Number	Description of Exhibit

3.23	By-laws of LIN Television of Texas, Inc. (filed as Exhibit 3.18 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.24	Amended and Restated Certificate of Limited Partnership of LIN Television of Texas, LP (filed as Exhibit 3.19 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.25	Amended and Restated Agreement of Limited Partnership of LIN Television of Texas, LP (filed as Exhibit 3.20 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.26	Certificate of Incorporation of Linbenco, Inc. (filed as Exhibit 3.13 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.27	By-laws of Linbenco, Inc. (filed as Exhibit 3.14 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.28	Certificate of Incorporation of North Texas Broadcasting Corporation (filed as Exhibit 3.23 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.29	Certificate of Amendment of Certificate of Incorporation of North Texas Broadcasting Corporation (filed as Exhibit 3.31 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.30	By-laws of North Texas Broadcasting Corporation (filed as Exhibit 3.24 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.31	Amended Certificate of Incorporation of Primeland Television, Inc. (filed as Exhibit 3.33 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.32	By-laws of Primeland Television, Inc. (filed as Exhibit 3.26 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.33	Certificate of Formation of Providence Broadcasting, LLC (filed as Exhibit 3.29 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.34	Limited Liability Company Agreement of Providence Broadcasting, LLC (filed as Exhibit 3.30 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.35	Certificate Correction of Certificate of Formation of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.37 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.36	Certificate of Amendment to the Certificate of Formation of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.31 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.37	Limited Liability Company Agreement of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.32 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.38	First Amendment to Limited Liability Company Agreement of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.40 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.39	Amended and Restated Certificate of Incorporation of TVL Broadcasting, Inc. (filed as Exhibit 3.41 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.40	Certificate of Amendment to Amended and Restated Certificate of Incorporation of TVL Broadcasting, Inc. (filed as Exhibit 3.42 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

Exhibit
Number		Description of Exhibit

3.41		Amended and Restated Bylaws of TVL Broadcasting, Inc. (filed as Exhibit 3.43 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.42		Certificate of Formation of TVL Broadcasting of Rhode Island, LLC (filed as Exhibit 3.47 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.43		Amended and Restated Limited Liability Company Agreement of TVL Broadcasting of Rhode Island, LLC (filed as Exhibit 3.48 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3	.44*	Certificate of Incorporation of WAPA America, Inc.

3	.45*	Bylaws of WAPA America, Inc.

3.46		Certificate of Formation of WAVY Broadcasting, LLC (filed as Exhibit 3.27 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.47		Limited Liability Company Agreement of WAVY Broadcasting, LLC (filed as Exhibit 3.28 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.48		Certificate of Formation of WDTN Broadcasting, LLC (filed as Exhibit 3.51 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.49		Amended and Restated Limited Liability Company Agreement of WDTN Broadcasting, LLC (filed as Exhibit 3.52 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.50		Certificate of Formation of WIVB Broadcasting, LLC (filed as Exhibit 3.29 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.51		Limited Liability Company Agreement of WIVB Broadcasting, LLC (filed as Exhibit 3.30 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.52		Certificate of Incorporation, as amended, of WNJX-TV, Inc. (filed as Exhibit 3.43 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.53		Bylaws of WNJX-TV, Inc. (filed as Exhibit 3.44 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.54		Certificate of Formation of WOOD License Co., LLC (filed as Exhibit 3.31 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.55		Limited Liability Company Agreement of WOOD License Co., LLC (filed as Exhibit 3.32 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.56		Certificate of Incorporation of WOOD Television, Inc. (filed as Exhibit 3.33 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.57		By-laws of WOOD Television, Inc. (filed as Exhibit 3.34 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.58		Certificate of Incorporation of WTNH Broadcasting, Inc. (filed as Exhibit 3.35 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.59		By-laws of WTNH Broadcasting, Inc. (filed as Exhibit 3.36 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

Exhibit
Number		Description of Exhibit

3.60		Certificate of Formation of WUPW Broadcasting, LLC (filed as Exhibit 3.67 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.61		Amended and Restated Limited Liability Company Agreement of WUPW Broadcasting, LLC (filed as Exhibit 3.68 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3	.63*	Certificate of Formation of WWHO Broadcasting, LLC

3	.64*	Limited Liability Company Agreement of WWHO Broadcasting, LLC.

3.65		Certificate of Formation of WWLP Broadcasting, LLC (filed as Exhibit 3.45 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.66		Limited Liability Company Agreement of WWLP Broadcasting, LLC (filed as Exhibit 3.46 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

4.1		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, for the 6 1/2% Senior Subordinated Notes due 2013 (filed as Exhibit 4.1 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on May 14, 2003. (File No. 000-25206) and incorporated by reference herein).

4.2		Exchange and Registration Rights Agreement, dated as of January 28, 2005, among LIN Television Corporation, LIN TV Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Inc., for itself and on behalf of the several Initial Purchasers named on Schedule I thereto, relating to the 6 1/2% Senior Subordinated Notes due 2013 (filed as Exhibit 10.1 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on February 2, 2005 (File No. 000-25206) and incorporated by reference herein).

4.3		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, for the 2.50% Exchangeable Senior Subordinated Debentures due 2033 (filed as Exhibit 4.2 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on May 14, 2003 (File No. 000-25206) and incorporated by reference herein).

5	.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

10.1		Credit Agreement, dated as of March 11, 2005, among the Company, Televicentro of Puerto Rico, LLC, the several banks and other financial institutions or entities from time to time a parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, Bank of America, The Bank of Nova Scotia, Wachovia Bank, National Association, as documentation agents, Suntrust Bank, as co-documentation agent and J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners (filed as Exhibit 10.44 to the Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the fiscal year ended December 31, 2004 (File No. 000-25206) and incorporated by reference herein).

10.2		Guarantee and Collateral Agreement, dated as of March 3, 1998, made by LIN Holdings Corp., LIN Acquisition Company, LIN Television Corporation and the Guarantors named therein, in favor of The Chase Manhattan Bank, as Administrative Agent (filed as Exhibit 10.2 to the Registration Statement on Form S-1 of LIN Holdings Corp. and LIN Television Corporation (Registration No. 333-54003) and incorporated by reference herein).

12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of PricewaterhouseCoopers LLP.

23.3		Consent of KPMG LLP for Station Venture Holdings, LLC.

23	.4*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24	.1*	Powers of Attorney for each Co-Registrant (included in pages S-1 to S-12 hereto).

25	.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 6 1/2% Senior Subordinated Notes due 2013.

99	.1*	Form of Letter of Transmittal.

Exhibit
Number		Description of Exhibit

99	.2*	Form of Notice of Guaranteed Delivery.

99	.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99	.4*	Form of Letter to Clients.

99	.5*	Form of Tax Guidelines.

*	Previously filed.
      (b) Financial Statement Schedules
      Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22.	Undertakings
      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs a(i) and a(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

LIN TELEVISION CORPORATION

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt		Vice President, General Counsel and Director	May 3, 2005

* William A. Cunningham		Vice President and Controller (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 3, 2005

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-In-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

LIN TV CORP.

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2005

* William A. Cunningham		Vice President and Controller (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 3, 2005

* Randall S. Fojtasek		Director	May 3, 2005

* Royal W. Carson, III		Director	May 3, 2005

* William S. Banowsky, Jr.		Director	May 3, 2005

* William H. Cunningham		Director	May 3, 2005

* Wilma H. Jordon		Director	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-In-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned Co-Registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

AIRWAVES, INC.
KXAN, INC.
KXTX HOLDINGS, INC.
LIN SPORTS, INC.
LIN TELEVISION OF SAN JUAN, INC.
LIN TELEVISION OF TEXAS, INC.
LINBENCO, INC.
NORTH TEXAS BROADCASTING CORPORATION
PRIMELAND TELEVISION, INC.
TVL BROADCASTING, INC.
WAPA AMERICA, INC.
WNJX-TV, INC.
WOOD TELEVISION, INC.
WTNH BROADCASTING, INC.

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt		Vice President, General Counsel and Director	May 3, 2005

* William A. Cunningham		Vice President and Controller (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 3, 2005

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-In-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned Co-Registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

INDIANA BROADCASTING, LLC
LIN AIRTIME, LLC
PROVIDENCE BROADCASTING, LLC
WAVY BROADCASTING, LLC
WOOD LICENSE CO., LLC
WIVB BROADCASTING, LLC
WWHO BROADCASTING, LLC
WWLP BROADCASTING, LLC

By:	LIN Television Corporation,

its Managing Member

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gary R. Chapman Gary R. Chapman	Chairman, President and Chief Executive Officer of Managing Member (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt	Vice President, General Counsel and Director of Managing Member	May 3, 2005

* William A. Cunningham	Vice President and Controller of Managing Member (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky	Vice President, Chief Financial Officer and Treasurer of Managing Member (Principal Financial Officer)	May 3, 2005

Signatures		Title	Date

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director of Managing Member	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned Co-Registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

TVL BROADCASTING OF RHODE ISLAND, LLC
WDTN BROADCASTING, LLC
WUPW BROADCASTING, LLC

By:	TVL Broadcasting, Inc.,

its Managing Member

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer of Managing Member (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt		Vice President, General Counsel and Director of Managing Member	May 3, 2005

* William A. Cunningham		Vice President and Controller of Managing Member (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer of Managing Member (Principal Financial Officer)	May 3, 2005

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director of Managing Member	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

TELEVICENTRO OF PUERTO RICO, LLC

By:	LIN Television of San Juan, Inc.,

its Managing Member

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer of Managing Member (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt		Vice President, General Counsel and Director of Managing Member	May 3, 2005

* William A. Cunningham		Vice President and Controller of Managing Member (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer of Managing Member (Principal Financial Officer)	May 3, 2005

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director of Managing Member	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-In-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on this 3rd day of May, 2005.

LIN TELEVISION OF TEXAS, LP

By:	LIN Television of Texas, Inc.,

its General Partner

By:	/s/ Gary R. Chapman

Gary R. Chapman
Chairman, President and Chief Executive Officer
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Gary R. Chapman Gary R. Chapman		Chairman, President and Chief Executive Officer of General Partner (Principal Executive Officer)	May 3, 2005

* Gregory M. Schmidt		Vice President, General Counsel and Director of General Partner	May 3, 2005

* William A. Cunningham		Vice President and Controller of General Partner (Principal Accounting Officer)	May 3, 2005

* Vincent L. Sadusky		Vice President, Chief Financial Officer and Treasurer of General Partner (Principal Financial Officer)	May 3, 2005

* Peter E. Maloney		Vice President of Benefits and Special Projects and Director of General Partner	May 3, 2005

*By:	/s/ Gary R. Chapman Gary R. Chapman Attorney-In-Fact

EXHIBIT INDEX
      Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit
Number	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of LIN TV Corp. (filed as Exhibit 3.1 to the Registration Statement on Form S-1 of LIN TV Corp. (Registration No. 333-83068) and incorporated by reference herein).

3.2	Amended and Restated Bylaws of LIN TV Corp. (filed as Exhibit 3.2 to the Registration Statement on Form S-1 of LIN TV Corp. (Registration No. 333-83068) and incorporated by reference herein).

3.3	Restated Certificate of Incorporation of LIN Television Corporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of LIN TV Corp. and LIN Television Corporation for the fiscal quarter ended June 30, 2003 (File No. 000-25206) and incorporated by reference herein).

3.4	Restated By-laws of LIN Television Corporation (filed as Exhibit 3.4 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.5	Certificate of Incorporation of Airwaves, Inc. (filed as Exhibit 3.5 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.6	By-laws of Airwaves, Inc. (filed as Exhibit 3.6 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.7	Certificate of Formation of Indiana Broadcasting, LLC (filed as Exhibit 3.7 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.8	Limited Liability Company Agreement of Indiana Broadcasting, LLC (filed as Exhibit 3.8 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.9	Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.1 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.10	Certificate of Amendment to Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.2 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.11	Certificate of Amendment to Certificate of Incorporation of KXAN, Inc. (filed as Exhibit 3.9.3 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.12	By-laws of KXAN, Inc. (filed as Exhibit 3.10 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.13	Certificate of Incorporation of KXTX Holdings, Inc. (filed as Exhibit 3.11 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.14	Certificate of Amendment to Certificate of Incorporation of KXTX Holdings, Inc. (filed as Exhibit 3.16 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.15	By-laws of KXTX Holdings, Inc. (filed as Exhibit 3.12 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.16	Certificate of Formation of LIN Airtime, LLC (filed as Exhibit 3.15 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

Exhibit
Number	Description of Exhibit

3.17	Limited Liability Company Agreement of LIN Airtime, LLC (filed as Exhibit 3.16 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.18	Certificate of Incorporation of LIN Sports, Inc. (filed as Exhibit 3.15 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.19	By-laws of LIN Sports, Inc. (filed as Exhibit 3.16 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.20	Certificate of Incorporation of LIN Television of San Juan, Inc. (filed as Exhibit 3.19 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.21	By-laws of LIN Television of San Juan, Inc. (filed as Exhibit 3.20 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.22	Certificate of Incorporation of LIN Television of Texas, Inc. (filed as Exhibit 3.17 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.23	By-laws of LIN Television of Texas, Inc. (filed as Exhibit 3.18 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.24	Amended and Restated Certificate of Limited Partnership of LIN Television of Texas, LP (filed as Exhibit 3.19 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.25	Amended and Restated Agreement of Limited Partnership of LIN Television of Texas, LP (filed as Exhibit 3.20 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.26	Certificate of Incorporation of Linbenco, Inc. (filed as Exhibit 3.13 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.27	By-laws of Linbenco, Inc. (filed as Exhibit 3.14 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.28	Certificate of Incorporation of North Texas Broadcasting Corporation (filed as Exhibit 3.23 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.29	Certificate of Amendment of Certificate of Incorporation of North Texas Broadcasting Corporation (filed as Exhibit 3.31 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.30	By-laws of North Texas Broadcasting Corporation (filed as Exhibit 3.24 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.31	Amended Certificate of Incorporation of Primeland Television, Inc. (filed as Exhibit 3.33 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.32	By-laws of Primeland Television, Inc. (filed as Exhibit 3.26 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.33	Certificate of Formation of Providence Broadcasting, LLC (filed as Exhibit 3.29 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

Exhibit
Number		Description of Exhibit

3.34		Limited Liability Company Agreement of Providence Broadcasting, LLC (filed as Exhibit 3.30 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.35		Certificate Correction of Certificate of Formation of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.37 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.36		Certificate of Amendment to the Certificate of Formation of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.31 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.37		Limited Liability Company Agreement of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.32 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.38		First Amendment to Limited Liability Company Agreement of Televicentro of Puerto Rico, LLC (filed as Exhibit 3.40 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.39		Amended and Restated Certificate of Incorporation of TVL Broadcasting, Inc. (filed as Exhibit 3.41 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.40		Certificate of Amendment to Amended and Restated Certificate of Incorporation of TVL Broadcasting, Inc. (filed as Exhibit 3.42 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.41		Amended and Restated Bylaws of TVL Broadcasting, Inc. (filed as Exhibit 3.43 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.42		Certificate of Formation of TVL Broadcasting of Rhode Island, LLC (filed as Exhibit 3.47 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.43		Amended and Restated Limited Liability Company Agreement of TVL Broadcasting of Rhode Island, LLC (filed as Exhibit 3.48 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3	.44*	Certificate of Incorporation of WAPA America, Inc.

3	.45*	Bylaws of WAPA America, Inc.

3.46		Certificate of Formation of WAVY Broadcasting, LLC (filed as Exhibit 3.27 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.47		Limited Liability Company Agreement of WAVY Broadcasting, LLC (filed as Exhibit 3.28 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.48		Certificate of Formation of WDTN Broadcasting, LLC (filed as Exhibit 3.51 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.49		Amended and Restated Limited Liability Company Agreement of WDTN Broadcasting, LLC (filed as Exhibit 3.52 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.50		Certificate of Formation of WIVB Broadcasting, LLC (filed as Exhibit 3.29 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.51		Limited Liability Company Agreement of WIVB Broadcasting, LLC (filed as Exhibit 3.30 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

Exhibit
Number		Description of Exhibit

3.52		Certificate of Incorporation, as amended, of WNJX-TV, Inc. (filed as Exhibit 3.43 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.53		Bylaws of WNJX-TV, Inc. (filed as Exhibit 3.44 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.54		Certificate of Formation of WOOD License Co., LLC (filed as Exhibit 3.31 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.55		Limited Liability Company Agreement of WOOD License Co., LLC (filed as Exhibit 3.32 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.56		Certificate of Incorporation of WOOD Television, Inc. (filed as Exhibit 3.33 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.57		By-laws of WOOD Television, Inc. (filed as Exhibit 3.34 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.58		Certificate of Incorporation of WTNH Broadcasting, Inc. (filed as Exhibit 3.35 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.59		By-laws of WTNH Broadcasting, Inc. (filed as Exhibit 3.36 to the Registration Statement on Form S-1 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-54003) and incorporated by reference herein).

3.60		Certificate of Formation of WUPW Broadcasting, LLC (filed as Exhibit 3.67 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3.61		Amended and Restated Limited Liability Company Agreement of WUPW Broadcasting, LLC (filed as Exhibit 3.68 to the Registration Statement on Form S-4 of LIN Television Corporation (Registration No. 333-107751-01) and incorporated by reference herein).

3	.63*	Certificate of Formation of WWHO Broadcasting, LLC.

3	.64*	Limited Liability Company Agreement of WWHO Broadcasting, LLC.

3.65		Certificate of Formation of WWLP Broadcasting, LLC (filed as Exhibit 3.45 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

3.66		Limited Liability Company Agreement of WWLP Broadcasting, LLC (filed as Exhibit 3.46 to the Registration Statement on Form S-4 of LIN Television Corporation and LIN Holding Corp. (Registration No. 333-67278) and incorporated by reference herein).

4.1		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, for the 6 1/2% Senior Subordinated Notes due 2013 (filed as Exhibit 4.1 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on May 14, 2003. (File No. 000-25206) and incorporated by reference herein).

4.2		Exchange and Registration Rights Agreement, dated as of January 28, 2005, among LIN Television Corporation, LIN TV Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Inc., for itself and on behalf of the several Initial Purchasers named on Schedule I thereto, relating to the 6 1/2% Senior Subordinated Notes due 2013 (filed as Exhibit 10.1 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on February 2, 2005 (File No. 000-25206) and incorporated by reference herein).

Exhibit
Number		Description of Exhibit

4.3		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, for the 2.50% Exchangeable Senior Subordinated Debentures due 2033 (filed as Exhibit 4.2 to the Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation filed with the SEC on May 14, 2003 (File No. 000-25206) and incorporated by reference herein).

5	.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

10.1		Credit Agreement, dated as of March 11, 2005, among the Company, Televicentro of Puerto Rico, LLC, the several banks and other financial institutions or entities from time to time a parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, Bank of America, The Bank of Nova Scotia, Wachovia Bank, National Association, as documentation agents, Suntrust Bank, as co-documentation agent and J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners (filed as Exhibit 10.44 to the Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the fiscal year ended December 31, 2004 (File No. 000-25206) and incorporated by reference herein).

10.2		Guarantee and Collateral Agreement, dated as of March 3, 1998, made by LIN Holdings Corp., LIN Acquisition Company, LIN Television Corporation and the Guarantors named therein, in favor of The Chase Manhattan Bank, as Administrative Agent (filed as Exhibit 10.2 to the Registration Statement on Form S-1 of LIN Holdings Corp. and LIN Television Corporation (Registration No. 333-54003) and incorporated by reference herein).

12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of PricewaterhouseCoopers LLP.

23.3		Consent of KPMG LLP for Station Venture Holdings, LLC.

23	.4*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24	.1*	Powers of Attorney for each Co-Registrant (included in pages S-1 to S-12 hereto).

25	.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 6 1/2% Senior Subordinated Notes due 2013.

99	.1*	Form of Letter of Transmittal.

99	.2*	Form of Notice of Guaranteed Delivery.

99	.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99	.4*	Form of Letter to Clients.

99	.5*	Form of Tax Guidelines.

* Previously filed.